                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                             EASTMAN KODAK COMPANY,

                             KODAK ACQUISITION CORP.


                                       AND


                                   ENCAD, INC.








                          DATED AS OF NOVEMBER 14, 2001

                                TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----

ARTICLE 1. DEFINITIONS............................................................. 1
         1.1      Definitions...................................................... 1
         1.2      Interpretation................................................... 6

ARTICLE 2. THE MERGER.............................................................. 7
         2.1      Effective Time of the Merger..................................... 7
         2.2      Closing.......................................................... 7
         2.3      Effects of the Merger............................................ 7

ARTICLE 3. EFFECT OF MERGER ON CAPITAL STOCK....................................... 8
         3.1      Effect on Capital Stock.......................................... 8
         3.2      Exchange of Certificates for Merger Consideration................10
         3.3      Dissenting Shares................................................12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF Encad.................................12
         4.1      Organization, Standing and Power.................................12
         4.2      Capital Structure................................................13
         4.3      Authority; Binding Effect........................................14
         4.4      No Conflict......................................................14
         4.5      Encad SEC Documents..............................................14
         4.6      No Additional Material Liabilities...............................15
         4.7      Information Supplied.............................................15
         4.8      Encad Permits; Compliance with Laws..............................16
         4.9      Assets; Title; Absence of Liens and Encumbrances.................16
         4.10     Real Property....................................................17
         4.11     Intellectual Property............................................17
         4.12     Tangible Assets..................................................20
         4.13     Environmental Matters............................................21
         4.14     Employee Plans...................................................21
         4.15     Employment Matters...............................................24
         4.16     Material Agreements..............................................25
         4.17     Warranties.......................................................28
         4.18     Litigation.......................................................28
         4.19     Tax Matters......................................................28
         4.20     Absence of Certain Changes or Events.............................30
         4.21     Insurance........................................................31
         4.22     Opinion of Financial Advisor.....................................31
         4.23     Vote Required....................................................31
         4.24     Brokers or Finders...............................................31


ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF KODAK.................................31
         5.1      Organization, Standing and Power.................................32
         5.2      Authority; Binding Effect........................................32
         5.3      No Conflict......................................................32
         5.4      SEC Documents....................................................33
         5.5      Information Supplied.............................................33
         5.6      Capital Structure................................................33
         5.7      Merger Consideration.............................................34
         5.8      Litigation.......................................................34
         5.9      No Kodak Material Adverse Effect.................................34
         5.10     Tax Free Reorganization..........................................34
         5.11     Brokers or Finders...............................................34

ARTICLE 6. COVENANTS OF Encad......................................................34
         6.1      Ordinary Course..................................................35
         6.2      Dividends; Changes in Stock......................................37
         6.3      Actions With Respect to Securities...............................37
         6.4      Governing Documents..............................................38
         6.5      Access...........................................................38
         6.6      No Solicitation..................................................38
         6.7      Cooperation in Preparation of Registration Statement, Etc........39
         6.8      Letter of Encad's Accountants....................................39
         6.9      Stockholders' Meeting and Approval...............................39
         6.10     Voting Agreements................................................39
         6.11     Affiliates.......................................................40
         6.12     Transaction Expenses.............................................40
         6.13     Certain Employee Matters.........................................40
         6.14     Certain Employee Plan Matters....................................40
         6.15     Rights Agreement.................................................41
         6.16     Section 16 Approvals.............................................41
         6.17     Directors' Qualifying Shares.....................................41
         6.18     Sanwa Bank Releases..............................................41

ARTICLE 7. COVENANTS OF KODAK......................................................42
         7.1      Preparation of Registration Statement, Etc.......................42
         7.2      Stock Exchange Listing...........................................42
         7.3      Certain Liability Matters........................................42

ARTICLE 8. ADDITIONAL COVENANTS OF EACH PARTY......................................43
         8.1      Additional Agreements; Commercially Reasonable Efforts...........43
         8.2      Expenses.........................................................43
         8.3      Reorganization...................................................43
         8.4      Other Actions....................................................44
         8.5      Confidentiality..................................................44
         8.6      Publicity........................................................45


ARTICLE 9. CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS............................45
         9.1      Conditions to Each Party's Obligation to Effect the Merger.......45
         9.2      Conditions to Obligations of Kodak and Sub.......................46
         9.3      Conditions to Obligations of Encad...............................48

ARTICLE 10. TERMINATION............................................................49
         10.1     Termination......................................................49
         10.2     Effect of Termination............................................50
         10.3     Damages in Certain Circumstances.................................50

ARTICLE 11. IN GENERAL.............................................................50
         11.1     No Survival of Representations, Warranties and Agreements........50
         11.2     Amendment; Waiver................................................50
         11.3     Notices..........................................................51
         11.4     Encad Disclosure Letter and Other Instruments....................52
         11.5     Inferences.......................................................52
         11.6     Governing Law; Jurisdiction and Venue............................52
         11.7     Assignment.......................................................53
         11.8     Benefit..........................................................53
         11.9     Entire Agreement; Rights of Ownership............................53
         11.10    Headings.........................................................53
         11.11    Counterparts.....................................................53

Exhibit A         Form of Voting Agreement
Exhibit B         Form of Affiliates' Agreement
Exhibit C         Purcell Release Agreement
Exhibit D         Vandewarker Employment Agreement

                             INDEX OF DEFINED TERMS


Acquisition Transaction............................38
Affiliate...........................................1
Agreement...........................................1
Article.............................................6
Business............................................1
Cash Merger Consideration...........................9
Certificates.......................................10
Certifying Officers.................................1
Claim...............................................1
Closing.............................................1
Closing Date........................................7
Code................................................1
Competition Laws....................................2
Confidential Information...........................44
Constituent Corporations............................2
Contracts...........................................2
Disclosing Party...................................44
dollars, $..........................................7
Effective Time......................................7
Employment Laws....................................24
Encad...............................................1
Encad Common Stock..................................1
Encad Disclosure Letter.............................2
Encad ESPP..........................................2
Encad Intellectual Property........................17
Encad Material Adverse Effect.......................2
Encad Option Plans..................................2
Encad Permits......................................16
Encad Preferred Stock..............................13
Encad SEC Documents................................15
Encumbrances........................................2
Environmental Laws..................................2
ERISA...............................................3
Exchange Act........................................3
Exchange Agent......................................3
Exchange Fund......................................10
Exchanged Shares....................................8
Exhibit.............................................6
Financial Advisor...................................3
Financial Statements...............................15
GAAP................................................3
GCL.................................................3
Governmental Entity.................................3
Hazardous Substances................................3
herein, hereof, hereunder...........................6
include, includes, including........................7
Insured Period.....................................42
Intellectual Property...............................3
IRS.................................................4
knowledge...........................................7
Kodak...............................................1
Kodak Common Stock..................................1
Kodak Material Adverse Effect.......................4
Kodak SEC Documents................................33
Laws................................................4
Leases.............................................25
Licenses...........................................18
Market Price........................................4
Material Agreements................................25
Meeting.............................................4
Merger..............................................1
Merger Consideration................................9
Non-U.S. Employee Plans............................22
NYSE................................................4
Outstanding Options.................................4
Outstanding Purchase Rights.........................4
party...............................................6
Patents............................................17
Permitted Encumbrances.............................16
Person..............................................4
Products...........................................21
Proxy Statement.....................................4
Proxy Statement/Prospectus..........................5
Real Property......................................17
Receiving Party....................................44
Record Holder.......................................5
Registration Statement..............................5
Release.............................................5
Required Approval..................................14
Rights Agreement....................................5
SEC.................................................5
Section.............................................6
Section 16(b)......................................41
Securities Act......................................5
Software...........................................17
Standard Encad Contracts............................5
Stock Merger Consideration..........................8
Stock Rights........................................5
Stockholder Approval................................5
Sub.................................................1
Subsidiary..........................................6
Superior Proposal..................................49
Surviving Corporation...............................6
Taxes...............................................6
Technical Documentation.............................6
third party.........................................7
Trademarks.........................................17
Trading Day.........................................6
U.S.................................................6
U.S. Employee Plans................................22
Violation...........................................6
Voting Debt.........................................6

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") has been made as of November 14, 2001, by and among EASTMAN KODAK COMPANY, a New Jersey corporation ("KODAK"), KODAK ACQUISITION SUB, a Delaware corporation and a direct wholly-owned Subsidiary of Kodak ("SUB"), and ENCAD, INC., a Delaware corporation ("ENCAD").

         WHEREAS, the Corporate Finance Committee of Kodak, the respective boards of directors of Sub and Encad, and Kodak acting as the sole stockholder of Sub, have approved the merger, pursuant and subject to the terms and conditions of this Agreement, of Sub with and into Encad (the "MERGER"), whereby all of the issued and outstanding shares of the Common Stock, par value $.001 per share, of Encad (the "ENCAD COMMON STOCK"), will be converted into the right to receive, as provided herein, either (i) a specified number of shares of the Common Stock, par value $2.50 per share, of Kodak (the "KODAK COMMON STOCK"), or
(ii) a specified amount of cash; and the parties each desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the parties agree to effect the Merger on the terms and subject to the conditions herein provided and further agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1      Definitions.

         In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

         "AFFILIATE" means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

         "BUSINESS" means the business conducted by Encad and its Subsidiaries as of the date hereof, that being principally the design, development, manufacture and marketing of wide-format color inkjet printer systems.

         "CERTIFYING OFFICERS" means: (a) in the case of Encad, its Chief Executive Officer and its Vice President, General Counsel; and (b) in the case of Kodak, any one of its officers.

         "CLAIM" means any contest, claim, demand, assessment, action, suit, cause of action, complaint, litigation, proceeding, hearing, arbitration, investigation or notice involving any Person.

         "CLOSING" means the consummation of the Merger.

         "CODE" means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

         "COMPETITION LAWS" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, national competition Laws, European Union competition Laws and all other U.S. or non-U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "CONSTITUENT CORPORATIONS" means Encad and Sub, as the constituent corporations of the Merger.

         "CONTRACTS" means and includes all contracts, subcontracts, agreements, leases, licenses, sublicenses, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, franchises, purchase orders, arrangements, commitments, undertakings and understandings of any kind, whether written or oral.

         "DISSENTING SHARES" means shares of Encad Common Stock, if any, held by Persons who have not voted such shares in favor of adoption of this Agreement and with respect to which such Persons shall have perfected appraisal rights in accordance with the GCL.

         "ENCAD DISCLOSURE LETTER" means the letter, in the form approved by Kodak and delivered by Encad to Kodak concurrently with the execution and delivery of this Agreement, including subsequent amendments thereto contemplated by Section 11.4 of this Agreement.

         "ENCAD ESPP" means the Encad, Inc. 1993 Employee Stock Purchase Plan, as amended and restated through June 6, 2001.

         "ENCAD MATERIAL ADVERSE EFFECT" means a material adverse change in or effect on the business, financial condition or results of operations of Encad and its Subsidiaries, taken as a whole, or of the Surviving Corporation and its Subsidiaries, taken as a whole, but does not include changes or effects arising out of or otherwise occurring by virtue of: (a) general economic conditions, (b) conditions in the wide-format inkjet printer systems industry, (c) Kodak's commercial relationship with Encad, (d) changes in the trading price of the Encad Common Stock, (e) the announcement of new wide-format inkjet printers by Kodak, including printer model 5260; or (f) the public announcement of this Agreement and the transactions contemplated hereby.

         "ENCAD OPTION PLANS" means the following equity incentive plans: (a) the Encad, Inc. 1993 Stock Option/Stock Issuance Plan, as amended through July 17, 1997; (b) the Encad, Inc. 1997 Supplemental Stock Option Plan, as amended December 6, 2000; (c) the Encad, Inc. 1998 Stock Option Plan; and (d) the Encad, Inc. 1999 Stock Option/Stock Issuance Plan, as amended and restated through June 6, 2001.

         "ENCUMBRANCES" means and includes all liens, charges, encumbrances, mortgages, pledges, security interests, options and any other restrictions or third party rights.

         "ENVIRONMENTAL LAWS" means, collectively, all U.S. and non-U.S. federal, national, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" means EquiServe Trust Company, N.A. or such other bank or trust company as Kodak may designate with the consent of Encad (which consent will not be unreasonably withheld, delayed or conditioned).

         "FINANCIAL ADVISOR" means Banc of America Securities LLC, the financial advisor of Encad.

         "GAAP" means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue and applied on a consistent basis during the periods involved.

         "GCL" means the Delaware General Corporation Law.

         "GOVERNMENTAL ENTITY" means any U.S. or non-U.S. federal, national, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, tribunal, department, administration, council, agency, arbitrator, authority or other instrumentality.

         "HAZARDOUS SUBSTANCES" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

         "INTELLECTUAL PROPERTY" means patents, inventions, trade secrets, concepts, know-how, copyrights (whether registered or unregistered), works of authorship, trademarks (whether registered or unregistered), service marks (whether registered or unregistered), mask works, trade names, trade dress, product names, slogans, logos and internet domain names, including registrations and applications of any of the foregoing, software, firmware, object code, source code, specifications, processes, drawings, designs, technology, methods, techniques, formulae and proprietary information and documents incorporating any similar rights, including technical reports and laboratory data (in all media).

         "IRS" means the U.S. Internal Revenue Service.

         "KODAK MATERIAL ADVERSE EFFECT" means a material adverse change in or effect on the business, financial condition or results of operations of Kodak and its Subsidiaries taken as a whole, but does not include changes or effects arising out of or otherwise occurring by virtue of: (a) general economic conditions, (b) conditions in the consumer and commercial imaging industry, (c) Kodak's commercial relationship with Encad, (d) changes in the trading price of the Kodak Common Stock, (e) the announcement of new products by Kodak; or (f) the public announcement of this Agreement and the transactions contemplated hereby.

         "LAWS" means, collectively, all U.S. and non-U.S. laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.

         "MARKET PRICE" means the average of the closing sales price per share of the Kodak Common Stock as reported on the NYSE's Web Site for the ten Trading Days ending on and including the second Trading Day preceding the date of the Meeting.

         "MEETING" means a special meeting of the stockholders of Encad called by the board of directors of Encad for the purpose of considering and voting on a proposal to adopt this Agreement.

         "NYSE" means the New York Stock Exchange.

         "OUTSTANDING OPTIONS" means those options issued under the Encad Option Plans and outstanding (and not exercised or terminated) as of the date in question, which consist of: (a) options issued and outstanding on the date hereof and representing the right to purchase, in the aggregate, no more than 1,633,168 shares of Encad Common Stock, as set forth in section 4.2(c)(i) of the Encad Disclosure Letter; and (b) options granted after the date hereof and prior to the Effective Time in accordance with the provisions of Section 6.3(b).

         "OUTSTANDING PURCHASE RIGHTS" means those rights to purchase, on or before December 31, 2001, shares of Encad Common Stock under the Encad ESPP and outstanding (and not exercised or terminated) as of the date in question.

         "PERMITTED ENCUMBRANCE" has the meaning set forth in Section 4.9.

         "PERSON" means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.

         "PROXY STATEMENT" means: (a) the letter to the stockholders of Encad in connection with the Meeting; (b) the notice of the Meeting; (c) the form of proxy to be distributed to the stockholders of Encad in connection with the Meeting; and (d) the information contained or incorporated in the Registration Statement that comprises the proxy statement disclosure required pursuant to the Exchange Act.

         "PROXY STATEMENT/PROSPECTUS" means the Proxy Statement/Prospectus that forms a part of the Registration Statement, including all supplements thereto.

         "RECORD HOLDER" means a holder of record of Encad Common Stock as of the date in question, as shown on the regularly maintained stock transfer records of Encad.

         "REGISTRATION STATEMENT" means the registration statement filed with the SEC by Kodak in connection with the offer and sale of Stock Merger Consideration, including all amendments thereto.

         "RELEASE" has the same meaning as given it by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

         "RIGHTS AGREEMENT" means that certain Rights Agreement, dated as of March 19, 1998, as amended, between Encad and Harris Trust Company of California, as Rights Agent.

         "SEC" means the U.S. Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

         "STANDARD ENCAD CONTRACTS" means Contracts to which Encad or any of its Subsidiaries is a party in the form of any of the following: NovaStar Distributor Agreement, NovaStar Solution Provider Agreement [Domestic], NovaStar Solution Provider Agreement [Canada], International Distributor Agreement, International NovaStar Solution Provider Agreement [Europe], Latin America International Distributor Agreement, International Distributor Agreement [Asia], and Global System Integrator Reseller Agreement, Joint Supplier/Service Agreements, Independent Software Vendor Agreements, NovaStar Demo Unit Agreement, Strategic Partner Program Agreements, End-User License Agreements for Encad Software and purchase orders issued by Encad incorporating Encad's standard terms and conditions.

         "STOCKHOLDER APPROVAL" means adoption of this Agreement by the affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote.

         "STOCK RIGHTS" means, collectively, options, warrants, calls, rights, Claims (asserted or, to Encad's knowledge, threatened), commitments or Contracts to which Encad or any of its Subsidiaries is a party or by which any of them is bound obligating Encad or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Encad or any of its Subsidiaries, or obligating Encad or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or Contract. As used herein, "Stock Rights" includes stock appreciation rights and similar rights payable in cash but having reference to shares of capital stock or Voting Debt of Encad or any of its Subsidiaries.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the board of directors or other governing body thereof.

         "SURVIVING CORPORATION" means Encad, as the surviving corporation of the Merger.

         "TAXES" means, collectively, U.S. and non-U.S. federal, national, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties and interest thereon and estimated taxes.

         "TECHNICAL DOCUMENTATION" means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and hardware adapted for use in conjunction with computer code, and program documentation and materials.

         "TRADING DAY" means any day on which the NYSE is open for trading.

         "U.S." means the United States of America.

         "VIOLATION" means that the referenced fact or event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance (other than a Permitted Encumbrance) on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any damages, penalty or remedial action under, the referenced Law.

         "VOTING DEBT" means bonds, debentures, notes or other evidences of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of the issuer thereof may vote.

         1.2      Interpretation.

         In this Agreement, unless the express context otherwise requires:

                  (a) the words "HEREIN," "HEREOF" and "HEREUNDER" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (b) references to "ARTICLE" or "SECTION" are to the respective Articles and Sections of this Agreement, and references to "EXHIBIT" are to the respective Exhibits annexed hereto;

                  (c) references to a "PARTY" means a party to this Agreement and include references to such party's successors and permitted assigns;

                  (d) references to a "THIRD PARTY" means a Person that is neither a party to this Agreement nor an Affiliate thereof;

                  (e)      the terms "DOLLARS" and "$" means U.S. dollars;

                  (f) references to a party's "KNOWLEDGE" or any similar phrase means (i) in the case of Encad, the collective actual knowledge of the senior management personnel of Encad after due inquiry, or (ii) in the case of Kodak, the collective actual knowledge of the senior management personnel of Kodak after due inquiry;

                  (g) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

                  (h) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; and

                  (i) wherever the word "INCLUDE," "INCLUDES" or "INCLUDING" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

                             ARTICLE 2. THE MERGER

         2.1      Effective Time of the Merger.

         Subject to the provisions of this Agreement, the Merger will be consummated by the filing by the Secretary of State of the State of Delaware of a certificate of merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the GCL (the time of such filing or such later time and date as is specified in such filing being the "EFFECTIVE TIME").

         2.2      Closing.

         The Closing will take place at 10:00 a.m., local time, on the earliest Trading Day practicable after all of the conditions set forth in Article 9 are satisfied or waived by the appropriate party (the "CLOSING DATE"), at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, unless another time, date or place is agreed to in writing by the parties.

         2.3      Effects of the Merger.

         By virtue of the Merger and without the necessity of any action by or on behalf of the Constituent Corporations, or either of them:

                  (a) at the Effective Time, (i) the separate existence of Sub will cease and Sub will be merged with and into Encad, (ii) the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended, and (iii) the directors and officers of Sub in office immediately prior to the Effective Time will become the only directors and officers, respectively, of the Surviving Corporation; and

                  (b) at and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations will be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, will not revert or be in any way impaired; but all rights of creditors and all Encumbrances upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations will thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

                  ARTICLE 3. EFFECT OF MERGER ON CAPITAL STOCK

         3.1      Effect on Capital Stock.

         As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Encad Common Stock or of shares of the capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub will be converted into the right to receive one fully paid and non-assessable share of the capital stock of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK. Shares of Encad Common Stock, if any, that are held by Encad as treasury stock will be cancelled and retired and will cease to exist, and no Merger Consideration or other consideration will be delivered in exchange therefor. Shares of Kodak Common Stock, if any, owned by Encad as of the Effective Time will remain unaffected by the Merger.

                  (c)      EXCHANGED SHARES; DETERMINATION OF MERGER
CONSIDERATION.

                           (i) "EXCHANGED SHARES" means all shares of Encad Common Stock issued and outstanding immediately prior to the Effective Time other than (a) Dissenting Shares (if cash consideration is paid) and (b) shares of Encad Common Stock, if any, held by Encad as treasury stock.

                           (ii) Except as otherwise provided by Section 3.1(c)(iii), the consideration payable in the Merger will be in the form of shares of Kodak Common Stock, and will consist of that fractional number of fully paid and non-assessable shares of Kodak Common Stock per Exchanged Share that results from dividing (A) $2.00 by (B) the Market Price (the "STOCK MERGER CONSIDERATION"); subject, however, to the adjustment provided by the following sentence. In the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of Kodak Common Stock between the date of this Agreement and the Effective Time, the Stock Merger Consideration will be appropriately adjusted so that each Record Holder will receive in the Merger for his Exchanged Shares the number of shares of Kodak Common Stock that he would have been entitled to receive as Stock Merger Consideration if the Effective Time had been immediately prior to such event.

                           (iii) Notwithstanding the provisions of Section 3.1(c)(ii), in the event that the Market Price is less than $27.00, then at Kodak's sole election, exercised by giving written notice to Encad at or before the close of business on the Trading Day prior to the date of the Meeting, the consideration payable in the Merger will instead be in the form of cash, and will consist of $2.00 per Exchanged Share (the "CASH MERGER CONSIDERATION"). If Kodak does not make such election, then the consideration payable in the Merger will be the Stock Merger Consideration.

                           (iv) "MERGER CONSIDERATION" means either the Stock Merger Consideration or the Cash Merger Consideration, as applicable pursuant to the provisions of Sections 3.1(c)(ii) and 3.1(c)(iii). In no event will the Merger Consideration consist of both the Stock Merger Consideration and the Cash Merger Consideration.

                  (d) EXCHANGE OF EXCHANGED SHARES FOR MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Encad Common Stock, each issued and outstanding Exchanged Share will be converted into the right to receive the Merger Consideration, payable to the Record Holders of Exchanged Shares at the Effective Time. As of the Effective Time, and except as otherwise provided by
Section 3.1(a), all shares of Encad Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 3.2.

                  (e)      OUTSTANDING OPTIONS.

                           (i)      Each Outstanding Option granted pursuant to
         (x) the Encad, Inc. 1993 Stock Option/Stock Issuance Plan, (y) the Automatic Option Grant Program, the Salary Reduction Option Grant Program or the Director Fee Option Grant Program of the Encad, Inc. 1998 Stock Option Plan, or (z) the Automatic Option Grant Program of the Encad, Inc. 1999 Stock Option/Stock Issuance Plan, will, in accordance with the provisions of the applicable plan, become exercisable, immediately prior to the Effective Time, for any or all of the shares of Encad Common Stock subject to such option, and the holder of each such option will accordingly have the right either: (A) to exercise that option, in full or in part, immediately prior to the Effective Time and have the shares of Encad Common Stock acquired upon such exercise be exchanged in the Merger for the Merger Consideration pursuant to Section 3.1(d), or (B) to have that option, to the extent unexercised at the Effective Time, cancelled for a cash payment in accordance with Section 3.1(e)(ii).

                           (ii)     Each Outstanding Option that is not
         exercised prior to the Effective Time will, at the Effective Time, be cancelled, and the holder of each such cancelled Outstanding Option will, in consideration therefor, receive an amount in cash computed by multiplying: (A) the amount by which $2.00 exceeds the per share exercise price of such Outstanding Option, by (B) the number of shares of Encad Common Stock subject to such Outstanding Option, whether or not that Outstanding Option would have otherwise been exercisable for those shares at the time of cancellation. However, each Outstanding Option having a per share exercise price that equals or exceeds $2.00 will be cancelled without any payment therefor made to the holder thereof. Kodak will make the payments required to be made to holders of Outstanding Options under this Section 3.1(e)(ii) at the Effective Time, without interest, subject to any applicable Tax withholding requirements.

                           (iii) At the Effective Time, each of the Encad Option Plans will terminate.

                  (f) OUTSTANDING PURCHASE RIGHTS. Outstanding Purchase rights will have been exercised, in accordance with the provisions of the Encad ESPP, on or before December 31, 2001, and the shares of Encad Common Stock so purchased will be exchanged in the Merger for the Merger Consideration pursuant to Section 3.1(d)

         3.2      Exchange of Certificates for Merger Consideration.

                  (a) EXCHANGE FUND. Kodak will deposit with the Exchange Agent, for the benefit of the holders of Exchanged Shares and for exchange in accordance with this Article 3, through the Exchange Agent, either (i) certificates (in the case of the Stock Merger Consideration) or (ii) funds (in the case of the Cash Merger Consideration), in either case representing the aggregate Merger Consideration for the Exchanged Shares (collectively, the "EXCHANGE FUND"). Kodak will make such deposit as soon as reasonably necessary to permit the Exchange Agent to perform its obligations hereunder, but in no event will such deposit be made later than the Closing Date.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each Record Holder, as of the close of business on the date during which the Effective Time occurs, of one or more certificates which immediately prior to the Effective Time represented any Exchanged Shares (the "CERTIFICATES"): (i) a letter of transmittal (which will specify that delivery of the Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent, and will be in customary form and have such other provisions as Kodak may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Kodak, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor either: (A) in the case of the Stock Merger Consideration, one or more certificates representing the Stock Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3, together with a check representing the cash, if any, referred to in Sections 3.2(c) and 3.2(d); or (B) in the case of the Cash Merger Consideration, a check representing the Cash Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3; and, in either case, the Certificate so surrendered will forthwith be cancelled. Kodak will pay any transfer or similar Taxes required by reason of the issuance of a certificate representing shares of Kodak Common Stock as Stock Merger Consideration provided that such certificate is issued in the name of the Record Holder of the Certificate surrendered in exchange therefor. Kodak will not pay or be responsible for any transfer or other Taxes if the obligation to pay such Taxes is solely that of the stockholder or, in the case of the Stock Merger Consideration, if payment of any such Taxes by Kodak would cause the Merger to fail to qualify as a tax-free reorganization under section 368 of the Code. In the event of a transfer of ownership of Encad Common Stock which is not registered in the transfer records of Encad, the Merger Consideration may be issued to the transferee if the Certificate representing such Encad Common Stock is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. In the case of any lost, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to him of the Merger Consideration, to deliver to Kodak such affidavit and personal indemnity as Kodak may reasonably request with respect to the Certificate alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this
Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d).

                  (c) NO FRACTIONAL SHARES OF STOCK MERGER CONSIDERATION. In the case of the Stock Merger Consideration: (i) no fractional share of Kodak Common Stock will be issued in the Merger; (ii) each Record Holder will be entitled to receive in lieu of any fractional share of Kodak Common Stock to which he otherwise would have been entitled (after taking into account all Exchanged Shares then held of record by such Record Holder) cash, payable by check, computed on the basis of the closing sales price of Kodak Common Stock as reported on the NYSE's Web Site for the Trading Day during which the Effective Time occurs, without interest; and (iii) Kodak will make available to the Exchange Agent cash in an amount sufficient to make all such payments in lieu of fractional shares.

                  (d) DIVIDENDS AND DISTRIBUTIONS ON STOCK MERGER CONSIDERATION. In the case of the Stock Merger Consideration: (i) holders of Certificates will not be entitled to dividends or other distributions with respect to Kodak Common Stock having a record date prior to the Effective Time;
(ii) no dividends or other distributions with respect to Kodak Common Stock having a record date on or after the Effective Time will be paid to the Record Holder of any unsurrendered Certificate until such holder surrenders such Certificate (or provides the affidavit and indemnity referred to in Section 3.2(b)); and (iii) subject to the effect of applicable Laws, following surrender of any such Certificate (or provision of such affidavit and indemnity), there will be paid to the record holder of shares of Kodak Common Stock issued in exchange therefor: (A) at the time of such surrender, the amount of any dividends or other distributions having a record date on or after the Effective Time theretofore paid with respect to such shares of Kodak Common Stock, without interest; and (B) at the appropriate payment date, the amount of any dividends or other distributions having a record date on or after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such shares of Kodak Common Stock, without interest.

                  (e) NO FURTHER OWNERSHIP RIGHTS IN ENCAD COMMON STOCK. All Merger Consideration issued upon the surrender for exchange of shares of Encad Common Stock in accordance with the terms hereof (including, in the case of the Stock Merger Consideration, any cash paid pursuant to Sections 3.2(c) or 3.2(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Encad Common Stock, and there will be no further registration of transfers of the shares of Encad Common Stock (other than shares held directly or indirectly by Kodak) after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, such Certificates will be cancelled and exchanged as provided by this Article 3.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to holders of Certificates at the end of six months after the Effective Time will be delivered to Kodak upon demand by Kodak, and any holders of Certificates who have not theretofore complied with this Article 3 will thereafter look only to Kodak for payment of their claim for Merger Consideration (and, in the case of the Stock Merger Consideration, the cash, if any, referred to in Sections 3.2(c) and 3.2(d)).

                  (g) NO LIABILITY. Neither Kodak, Encad nor the Surviving Corporation will be liable to any holder of shares of Encad Common Stock or Kodak Common Stock, as the case may be, for the Merger Consideration (and, in the case of the Stock Merger Consideration, cash in lieu of fractional shares and dividends or distributions with respect thereto, if any) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         3.3      DISSENTING SHARES.

         Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Cash Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL unless and until under the GCL the Dissenting Shares cease to be Dissenting Shares. Encad shall give Kodak prompt notice of any Dissenting Shares and all notices or demands with respect thereto (and shall also give Kodak prompt notice of any withdrawals of such demands for appraisal rights) and Kodak shall have the right to direct all negotiations and proceedings with respect to such demands. Encad shall not, except with the prior written consent of Kodak, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. Payments with respect to Dissenting Shares will be made only as required by the GCL and will be made by the Surviving Corporation from its own separate funds, unless Kodak elects, in its discretion, to provide all or any portion thereof. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Kodak shall issue and deliver, upon surrender by such stockholder of a Certificate, the Cash Consideration to which such stockholder would otherwise be entitled pursuant to this Article 3, without interest.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ENCAD

         Encad represents and warrants to Kodak and to Sub as follows:

         4.1      Organization, Standing and Power.

         Encad is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Encad's Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Encad and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Encad has heretofore made available to Kodak true, correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Encad and each of its Subsidiaries, and has made available to Kodak true, correct and complete minute books and stock records of Encad and each of its Subsidiaries. Set forth in section 4.1 of the Encad Disclosure Letter is a complete list of: (a) each Subsidiary of Encad, its jurisdiction of organization and Encad's ownership percentage thereof; (b) the jurisdictions in which the nature of the business of Encad or any of its Subsidiaries, or the ownership or leasing of their respective properties, makes qualification as a foreign corporation necessary; and (c) the Persons (other than Subsidiaries) in which Encad or any of its Subsidiaries has an equity interest, and the ownership percentage thereof in each such Person. Except as set forth in section 4.1 of the Encad Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Encad is owned directly or indirectly by Encad, free and clear of all asserted and, to Encad's knowledge, threatened title defects, Claims and Encumbrances.

         4.2      Capital Structure.

                  (a) The authorized capital stock of Encad consists entirely of: (i) 5,000,000 shares of Preferred Stock, par value $.001 per share, including 600,000 shares of Series A Junior Participating Preferred Stock (collectively, the "ENCAD PREFERRED STOCK"), and (ii) 60,000,000 shares of Encad Common Stock.

                  (b) As of November 13, 2001: (i) no shares of Encad Preferred Stock, and 12,001,351 shares of Encad Common Stock, are issued and outstanding; and (ii) no shares of Encad Preferred Stock, and no shares of Encad Common Stock, are issued and held in the treasury of Encad.

                  (c) No Person holds any Stock Rights, except for: (i) the Outstanding Options which are set forth in section 4.2(c)(i) of the Encad Disclosure Letter; (ii) the Outstanding Purchase Rights; and (iii) rights under the Rights Agreement, which rights will be redeemed prior to Closing as contemplated by Section 6.15.

                  (d) Except for the shares of Encad Common Stock previously authorized for issuance under the Encad Option Plans and the Encad ESPP, no shares of Encad Preferred Stock or Encad Common Stock are reserved for issuance for any purpose.

                  (e) No shares of Encad Preferred Stock or Encad Common Stock are held by any of Encad's Subsidiaries.

                  (f)      No Voting Debt is issued or outstanding.

                  (g) All outstanding shares of Encad Common Stock are validly issued, fully paid and non-assessable.

                  (h) No shares of Encad Preferred Stock or Encad Common Stock are subject to preemptive rights.

         4.3      Authority; Binding Effect.

         Encad has all requisite corporate power and authority to enter into this Agreement and, subject to Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Encad, subject to Stockholder Approval. The board of directors of Encad has, as of the date of this Agreement, duly adopted resolutions which (a) approve and adopt this Agreement and the consummation of the Merger and (b) recommend that this Agreement be adopted by the holders of Encad Common Stock. This Agreement has been duly executed and delivered by Encad and, assuming the due execution and delivery hereof by Kodak and Sub, and subject to Stockholder Approval, constitutes the valid and binding obligation of Encad, enforceable against Encad in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4      No Conflict.

         The execution and delivery of this Agreement by Encad does not, and the consummation of the transactions contemplated hereby and the fulfillment of its obligations and undertakings hereunder will not, result in any Violation (other than Violations, if any, arising solely out of the failure to obtain a Required Approval or related to the acceleration of rights under Encad Option Plans or under the management letter agreements referred to in Section 4.14 of the Encad Disclosure Letter) of any provision of: (a) the certificate of incorporation or bylaws of Encad or any of its Subsidiaries; (b) any Contract applicable to Encad, any of its Subsidiaries or any of their respective assets; or (c) any Law applicable to Encad, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any adverse effect on the validity or enforceability of this Agreement or an Encad Material Adverse Effect. Except as set forth in section 4.4 of the Encad Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or other third party is required by or with respect to Encad or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Encad or the consummation by Encad of the transactions contemplated hereby (each, a "REQUIRED APPROVAL"), except for: (i) filings and notices required under Competition Laws;
(ii) the filing by the Secretary of State of the State of Delaware contemplated by Section 2.1; and (iii) filings required under the Exchange Act.

         4.5      Encad SEC Documents.

         Encad has made available to Kodak a true, correct and complete copy of Encad's Annual Report on Form 10-K for the year ended December 31, 2000, quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, current reports on Form 8-K filed at any time between December 31, 2000 and the date hereof, and definitive proxy statement for the annual meeting of stockholders of Encad held on June 6, 2001, in each case including all amendments thereof and all as filed by Encad with the SEC (collectively, the "ENCAD SEC DOCUMENTS"). As of their respective dates, the Encad SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Encad SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Encad included in the Encad SEC Documents (collectively, the "FINANCIAL STATEMENTS"), comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Encad and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         4.6      No Additional Material Liabilities.

         Except as set forth in the Financial Statements or in section 4.6 of the Encad Disclosure Letter: (a) neither Encad nor any of its Subsidiaries had, as of September 30, 2001, any material liabilities or accrued expenses, whether accrued, absolute, contingent or otherwise, of a kind or character that would be required (in accordance with GAAP) to be reflected in the consolidated balance sheet of Encad as of September 30, 2001; (b) since September 30, 2001, except for trade payables and accrued expenses incurred in the ordinary course of business, neither Encad nor any of its Subsidiaries has incurred any such liabilities; and (c) since September 30, 2001, neither Encad nor any of its Subsidiaries has drawn down on any line of credit. All liabilities of Encad and its Subsidiaries incurred since September 30, 2001 have been properly recorded in their books and records in accordance with GAAP.

         4.7      Information Supplied.

         The information supplied or to be supplied by Encad for inclusion in the Registration Statement, including the Proxy Statement/Prospectus, will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. The Proxy Statement will, on the date it is mailed to Encad's stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Encad makes no representation or warranty with respect to: (a) any information contained or incorporated in the Proxy Statement/Prospectus that was furnished by Kodak; (b) the adequacy or completeness of the opinion delivered by the Financial Advisor and contained in the Proxy Statement/Prospectus, except that Encad knows of no facts not reported to the Financial Advisor which would materially adversely affect such opinion; or (c) the opinion of Deloitte & Touche LLP forming part of the audited financial statements contained or incorporated by reference in the Proxy Statement/Prospectus.

         4.8      Encad Permits; Compliance with Laws.

                  (a) Section 4.8 of the Encad Disclosure Letter contains a complete and accurate list, as of the date hereof, of all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations, approvals, consents, variances and exemptions of any Governmental Entity which are necessary for the operation of the Business as currently operated and which are held by Encad or any of its Subsidiaries (collectively, the "ENCAD PERMITS"), including the respective termination dates thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect: (i) Encad or its Subsidiaries duly hold all Encad Permits; (ii) all of the Encad Permits are in full force and effect; (iii) each of Encad and its Subsidiaries is in compliance with the terms of each of the Encad Permits; and (iv) no action is pending or, to the knowledge of Encad, threatened or recommended by any Governmental Entity to revoke, condition, withdraw or suspend any Encad Permit.

                  (b) The businesses of each of Encad and its Subsidiaries are being, and since January 1, 1996 have been, conducted in compliance with all Laws, except for such Violations that could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect. To the knowledge of Encad, no investigation or review by any Governmental Entity with respect to Encad or any of its Subsidiaries is pending or threatened nor, to the knowledge of Encad, has any Governmental Entity indicated an intention to conduct the same.

         4.9      Assets; Title; Absence of Liens and Encumbrances.

         Except with respect to Intellectual Property (which is instead the subject of Section 4.11), Encad and its Subsidiaries collectively own or validly lease all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Business. Except for leased assets, each of Encad and its Subsidiaries has good and marketable title to any of their respective assets, including those reflected in the consolidated balance sheet of Encad as of September 30, 2001, free and clear of all asserted and, to Encad's knowledge, threatened title defects, Claims and Encumbrances except, with respect to all such assets, the following Encumbrances (collectively, "PERMITTED ENCUMBRANCES"): (a) Encumbrances securing debt reflected as liabilities in the Financial Statements, which Encumbrances are listed in section 4.9 of the Encad Disclosure Letter; (b) mechanics', carriers', workers', repairmen's, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in section 4.9 of the Encad Disclosure Letter; (c) liens for current Taxes not yet due and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in section 4.9 of the Encad Disclosure Letter;
(d) such imperfections of title, easements and Encumbrances, if any, against the Real Property as are set forth in the Leases or which are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially detract from the value, or interfere with the present use, of the Real Property or otherwise have an Encad Material Adverse Effect; and (e) those additional Encumbrances listed in section
4.9 of the Encad Disclosure Letter.

         4.10     Real Property.

                  (a) Neither Encad nor any of its Subsidiaries owns any real property. Section 4.10(a) of the Encad Disclosure Letter is a true, correct and complete list of all real property leased, operated or used by Encad or any of its Subsidiaries (collectively, the "REAL PROPERTY").

                  (b) To Encad's knowledge, the Real Property currently conforms to and complies with, all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and other applicable Laws, except for failures of conformance or compliance which could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and no such Laws prohibit or limit or condition the use or operation of the Business or the Real Property as currently used and operated. There is no pending or, to Encad's knowledge, contemplated, threatened or anticipated change in the zoning classification of any of the Real Property or any portion thereof.

         4.11     Intellectual Property.

                  (a) "ENCAD INTELLECTUAL PROPERTY" means all of the following that are used or held for use in, related to or arise out of the Business or its products or services:

                           (i) the patents and patent applications listed in section 4.11(a)(i) of the Encad Disclosure Letter, together with any division, continuation, continuation-in-part, continuing prosecution application, continued examination application, reinstatement, reexamination, revival, reissue, extension or substitution of any thereof, and corresponding foreign applications, patents and rights thereto, including any and all rights to damages and remedies for any infringement prior to the Effective Time (collectively, the "PATENTS");

                           (ii) all trademarks, service marks, trade names, trade dress, product names, product configurations, slogans and logos, applications and registrations, including those listed in section 4.11(a)(ii) of the Encad Disclosure Letter, and corresponding foreign applications, registrations and rights thereto, whether or not registered (collectively, the "TRADEMARKS");

                           (iii) all source code, object code, design documentation and procedures for product generation and testing of all computer software and firmware, including the software and firmware listed in section 4.11(a)(iii) of the Encad Disclosure Letter and including the software rules and algorithms, flowcharts, trade secrets, know-how, inventions, patents, copyrights, designs, technical processes, works of authorship and technical data included in or relating to the same (collectively, the "SOFTWARE"); provided, however, that the terms "Software" and "Encad Intellectual Property" do not include: (A) "shrink wrap" and "click wrap" software; (B) shareware and freeware software not incorporated in any of the Products or any of Encad's business systems; and (C) software and firmware that is owned by a third party and is the subject of a License to Encad;

                           (iv) all product development projects planned as of the date of this Agreement, as listed in section 4.11(a)(iv) of the Encad Disclosure Letter;

                           (v) all Contracts by which: (i) Encad or any of its Subsidiaries uses Intellectual Property owned by a third party (other than (A) supply Contracts providing for the license solely of Intellectual Property not incorporated in any of the Products or any of Encad's business systems and (B) Contracts relating solely to "shrink wrap" or "click wrap" software); or (ii) a third party uses Intellectual Property owned by Encad or any of its Subsidiaries (other than (A) Standard Encad Contracts and (B) Contracts relating solely to "shrink wrap" or "click wrap" software); all as listed in section 4.11(a)(v) of the Encad Disclosure Letter (collectively, the "LICENSES"); and

                           (vi) all internet, intranet and World Wide Web content, sites and pages, and all HTML and other code related thereto.

                  (b) Encad or its Subsidiaries own or have the right to use (pursuant to written License) all of the Encad Intellectual Property. Subject to the receipt or making of all Required Approvals specifically identified for this purpose in section 4.4 of the Encad Disclosure Letter, each item of Encad Intellectual Property will be owned or available for continued use by the Surviving Corporation immediately after the Effective Time, without the payment of any additional amounts to any third party (except as may be required subsequent to the Effective Time by the express terms of any License). At the Effective Time and except as set forth in Section 4.11(b) of the Encad Disclosure Letter, all available patent rights (other than patents that are the subject of a License to Encad) that may encompass any of the Software or any of the Products may be pursued exclusively by the Surviving Corporation, other than non-exclusive rights to third party software included within the Software or the Products.

                  (c) Encad or its Subsidiaries own and the Surviving Corporation will continue to own immediately after the Effective Time, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property and other proprietary information, processes and formulae used in, related to or arising from the Business or otherwise necessary for the ownership, maintenance and use of the Products and the conduct of the Business, other than Intellectual Property that is owned by a third party and is the subject of a License to Encad.

                  (d) To Encad's knowledge, neither Encad nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated (whether through the use of the Encad Intellectual Property or otherwise) any Intellectual Property rights of any third party, and no Claim has been asserted (and is currently pending) or, to Encad's knowledge, threatened by any Person as to the use of the Encad Intellectual Property by Encad or any of its Subsidiaries or alleging any such interference, infringement, misappropriation or violation (including any such Claim that Encad or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and neither Encad nor any of its Subsidiaries has any knowledge of any valid basis for any such Claim, except for those Claims listed in section 4.18 of the Encad Disclosure Letter. To Encad's knowledge, and except as set forth in Section 4.11(d) of the Encad Disclosure Letter, no third party has interfered with, infringed upon, misappropriated or otherwise violated any rights of Encad or any of its Subsidiaries with respect to the Encad Intellectual Property. Encad has made available to Kodak all infringement studies, including opinions of counsel, prepared by or on behalf of Encad or any of its Subsidiaries.

                  (e) Sections 4.11(a)(i) and 4.11(a)(ii) of the Encad Disclosure Letter together identify each patent, patent registration, patent application, trademark, service mark, trade name, trade dress, product name, slogan and logo currently used or held for use by Encad or any of its Subsidiaries in, related to or arising out of the Business. Encad has made available to Kodak correct and complete copies of all Patents and all Trademarks, as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each Patent and Trademark. Except as set forth in section 4.11(e) of the Encad Disclosure Letter, with respect to each Patent and Trademark:

                           (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Encad's knowledge, is any of the foregoing threatened;

                           (ii)     no Claim is pending or, to Encad's
         knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item;

                           (iii) except for standard terms and conditions contained in the ordinary course in Standard Encad Contracts or in Contracts with original equipment manufacturers, neither Encad nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item; and

                           (iv) neither Encad nor any of its Subsidiaries has taken, or is aware of, any actions, including a sale or offer for sale, the disclosure of which could lead to the invalidity of any resulting Patent.

                  (f) Sections 4.11(a)(iii) and 4.11(a)(v) of the Encad Disclosure Letter identifies all software, firmware (other than "shrink wrap" and "click wrap" software and shareware and freeware software not incorporated in any of the Products or any of Encad's business systems) and components thereof used or held for use by Encad or any of its Subsidiaries. Except as set forth in section 4.11(f) of the Encad Disclosure Letter, with respect to each item of the Software:

                           (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor, to Encad's knowledge, is any of the foregoing threatened;

                           (ii)     no Claim is pending or, to Encad's
         knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item;

                           (iii) except for standard terms and conditions contained in the ordinary course in Standard Encad Contracts or in Contracts with original equipment manufacturers, neither Encad nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to the item;

                           (iv) Encad is the author of the Software, and Encad has, and the Surviving Corporation will continue to have, the full and exclusive right to claim all copyrights, trademarks and patent rights in the Software and to transfer all rights, title and interest thereto, including good will and the right to all damages and remedies for any past infringement;

                           (v)      the Software as used by Encad, its
         Subsidiaries or its licensees does not infringe any copyright, patent, trademark, trade secret or other Intellectual Property rights of any third party; and Encad is not aware of any copyright, trademark, trade secret or patent Claim, asserted or, to Encad's knowledge, threatened, by any third party, or any acts of Encad or any of its Subsidiaries upon the basis of which Encad has any reason to believe that the Software will infringe any proprietary rights, including patent, copyright, trademark or trade secret of any third party;

                           (vi) to Encad's knowledge, no third party that is not duly authorized by Encad is engaged in any activity which would constitute an infringement or misappropriation of any proprietary rights in the Software;

                           (vii)    with the exception of the bugs listed in
         section 4.11(f) of the Encad Disclosure Letter, Encad has no knowledge of, and has no reason to believe that, there are any bugs in the Software; and

                           (viii) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, the Software does not contain any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus," "trap" or other software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or perform any other similar actions.

                  (g) The disclosure contained in section 4.11(g) of the Encad Disclosure Letter is true, correct and complete in all material respects.

                  (h) Except as set forth in Section 4.11(h) of the Encad Disclosure Letter, to Encad's knowledge, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, reduction to practice or development of Encad Intellectual Property or Technical Documentation either: (i) have been party to a "work-for-hire" arrangement or agreement with Encad, in accordance with applicable Law, that has accorded Encad full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Encad as assignee that have conveyed to Encad full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property arising thereby.

         4.12     Tangible Assets.

                  (a) Section 4.12(a) of the Encad Disclosure Letter is a true, correct and complete listing of: (i) all material equipment, computer equipment and hardware, furniture, fixtures, vehicles, machinery, apparatus, media, tools, appliances, implements, supplies and other tangible personal property of Encad as of September 30, 2001, together with the cost and depreciation recorded therefor; and (ii) all additions to and dispositions of the foregoing made between September 30, 2001 and the date hereof, other than those items having an aggregate net book value of less than $50,000. Except as set forth in section 4.12(a) of the Encad Disclosure Letter, such assets are in a good state of repair and condition, ordinary wear and tear excepted.

                  (b) Section 4.12(b) of the Encad Disclosure Letter is a true, correct and complete listing as of the date hereof of all products of the Business, including all approved development projects (collectively, the "Products").

                  (c) Section 4.12(c) of the Encad Disclosure Letter is a true, correct and complete listing, by category and volume level as of September 30, 2001, of all of Encad's and its Subsidiaries' inventories of (i) Products and (ii) all other unused or reusable materials, stores and supplies. All of such inventories have been properly costed and valued or properly reserved for, and properly presented in the Financial Statements, all in accordance with GAAP. All of such inventories of Products, materials, stores and supplies are usable and fit for their intended purpose.

         4.13     Environmental Matters.

         Except as disclosed in section 4.13 of the Encad Disclosure Letter or except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect: (a) to Encad's knowledge, none of the Real Property is in Violation of any Environmental Laws; (b) neither Encad nor any of its Subsidiaries has Released any Hazardous Substances in a manner that has resulted in a Violation of any Environmental Laws and, to Encad's knowledge, there has been no such Release by any previous owner or operator of any of the Real Property; (c) to Encad's knowledge, none of the Real Property has (i) ever had any underground storage tanks, as defined in 42 U.S.C. section 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or
(ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) neither Encad nor any of its Subsidiaries has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (e) to Encad's knowledge, no event has occurred with respect to any of the Real Property which, with the passage of time or the giving of notice, or both, would constitute a Violation of or non-compliance with any applicable Environmental Law or Encad Permit; (f) to Encad's knowledge, there is no Encumbrance (other than a Permitted Encumbrance), Claim or threat thereof relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Real Property, or alleging any obligation under Environmental Laws; and (g) each of Encad and its Subsidiaries hold all Encad Permits required under any Environmental Law in connection with its use of the Real Property or the operation of the Business.

         4.14     Employee Plans.

(A) Section 4.14(a) of the Encad Disclosure Letter lists: (i) all employment agreements, all union, guild, labor or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings reduced to writing; and (ii) all material employment agreements, all material union, guild, labor or collective bargaining agreements, all material employee benefit plans, and all other material arrangements or understandings explicit, implied or oral; in each case whether for the benefit of one or more Persons, relating to employment, compensation or benefits paid within 90 days prior to Closing or payable to U.S. Persons, to which Encad or any of its Subsidiaries is a party or is obligated to contribute, or by which Encad or any of its Subsidiaries is bound, including: (A) all employee benefit plans within the meaning of section 3(3) of ERISA; (B) all deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, severance or incentive compensation plans, agreements or arrangements; (C) all plans, agreements or arrangements providing for "fringe benefits" or perquisites to employees, officers, directors or agents; and (D) all employment, consulting, termination or indemnification agreements (collectively, "U.S. EMPLOYEE PLANS"). Encad has delivered to or made available for inspection by Kodak true, correct and complete copies of all U.S. Employee Plans, all related summary plan descriptions, the most recent determination letters received from the IRS, Form 5500 Annual Reports for the last three years (including all attachments thereto), all communications received from or sent to the IRS or the U.S. Department of Labor within the last three years (including any Forms 5330) with respect to any U.S. Employee Plan, the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any U.S. Employee Plans not otherwise reduced to writing. Except as set forth in section 4.14(a) of the Encad Disclosure Letter, there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the U.S. Employee Plans which concern matters now covered, or that would be covered, by any U.S. Employee Plan.

                  (b)      Section 4.14(b) of the Encad Disclosure Letter lists:
(i) all employment agreements, all union, guild, labor, works council or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings reduced to writing; and (ii) all material employment agreements, all material union, guild, labor, works council or collective bargaining agreements, all material employee benefit plans, and all other material arrangements or understandings explicit, implied or oral; in each case whether for the benefit of one or more Persons, relating to employment, compensation or benefits paid within 90 days prior to Closing or payable to non-U.S. Persons, to which Encad or any of its Subsidiaries is a party or is obligated to contribute, or by which Encad or any of its Subsidiaries is bound (collectively, "NON-U.S. EMPLOYEE PLANS"). Encad has delivered to or made available for inspection by Kodak true, correct and complete copies of all Non-U.S. Employee Plans and, where applicable, summary descriptions of any Non-U.S. Employee Plans not otherwise reduced to writing. Except as set forth in section 4.14(b) of the Encad Disclosure Letter, there are no negotiations, demands or proposals that are pending or have been made since the respective dates of the Non-U.S. Employee Plans which concern matters now covered, or that would be covered, by any Non-U.S. Employee Plan.

                  (c) Except as set forth in section 4.14(c) of the Encad Disclosure Letter, Encad, each of its Subsidiaries and each of the U.S. Employee Plans and Non-U.S. Employee Plans have complied and are in compliance in all material respects with the applicable provisions of the Code, ERISA and all other applicable Laws. Encad and each of its Subsidiaries have performed in all material respects all of their obligations under all of the U.S. Employee Plans and Non-U.S. Employee Plans, including the full payment when originally due of all amounts required to be made as contributions thereto or otherwise and the payment of all applicable Taxes.

                  (d) With respect to each U.S. Employee Plan that is an "employee benefit plan" within the meaning of section 3(3) of ERISA, or a "plan" within the meaning of section 4975(e)(1) of the Code, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to a material liability under section 4975 of the Code or sections 502(i) or 409 of ERISA. None of the U.S. Employee Plans or Non-U.S. Employee Plans, nor any fiduciary thereof, has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last five years. There are no Claims (other than routine undisputed Claims for benefits) pending or, to Encad's knowledge, threatened against or arising out of any of the U.S. Employee Plans or Non-U.S. Employee Plans or the respective assets thereof and, to the knowledge of Encad, no facts exist which could give rise to any such Claims which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on any U.S. Employee Plan or any Non-U.S. Employee Plan, or an Encad Material Adverse Effect.

                  (e) Each U.S. Employee Plan that is intended to qualify under section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS. To the knowledge of Encad, there have been no developments since the respective dates of such determination letters that would create a material risk of causing the loss of qualification of the subject U.S. Employee Plan.

                  (f) Neither Encad nor any of its Subsidiaries maintains or has at any time maintained, or has or could have any liability with respect to, any U.S. Employee Plan subject to Title IV of ERISA. No U.S. Employee Plan is or ever has been a "multiemployer plan" within the meaning of section 3(37) of ERISA. Neither Encad nor any of its Subsidiaries has or could have any liability with respect to a "multiemployer plan" as defined under section 3(37) of ERISA. No U.S. Employee Plan or Non-U.S. Employee Plan now holds or has heretofore held any stock or other securities issued by Encad or any of its Subsidiaries. Neither Encad nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any liability with respect to any "voluntary employees' beneficiary association" within the meaning of section 501(c)(9) of the Code, any "welfare benefit fund" within the meaning of section 419 of the Code, any "qualified asset account" within the meaning of section 419A of the Code, or any "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA.

                  (g) All group health plans of Encad or any of its Subsidiaries have been operated in compliance in all material respects with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA and section 4980B of the Code, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except to the extent required under section 4980B of the Code, neither Encad nor any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for or to any retired employee or any former employee, and there has been no communication to any employee, retired employee or former employee that could reasonably be expected to promise or guarantee any such benefits.

                  (h) Except with respect to statutory post-termination benefits arising under non-U.S. Laws and except as set forth in Section 4.14 (h) of the Encad Disclosure Letter, no provision of any U.S. Employee Plan or Non-U.S. Employee Plan restricts the ability of Kodak or the Surviving Corporation to terminate the future accruals of obligations thereunder after the Effective Time; provided, however, that no such representation or warranty is made with respect to liabilities already accrued at the time of such termination.

                  (i) All reports, returns and similar documents with respect to each U.S. Employee Plan and Non-U.S. Employee Plan required to be filed with any Governmental Entity or distributed to any participant of any U.S. Employee Plan or Non-U.S. Employee Plan (including each Form 5500 required to be filed by Encad or any of its Subsidiaries) have been, to Encad's knowledge, duly and timely filed or distributed in accordance with all applicable Laws.

                  (j) To Encad's knowledge, there has been no act or omission by Encad or any of its Subsidiaries that has given rise or may give rise to fines, penalties, Taxes or related charges under sections 4980D, 502(c) or 502(l) of ERISA, Chapters 43, 46 or 47 of Subtitle D of the Code, or Chapter 68 of Subtitle F of the Code.

                  (k) Except as set forth in section 4.14(k) of the Encad Disclosure Letter, to Encad's knowledge, no condition exists as a result of which Encad or any of its Subsidiaries would have any liability, whether absolute or contingent, including any obligations under any U.S. Employee Plan or Non-U.S. Employee Plan, with respect to any misclassification of a Person performing services for Encad or any of its Subsidiaries as an independent contractor rather than as an employee.

                  (l) Except as described in Section 4.14(l) of the Encad Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not entitle any Person to severance pay, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any Person. Section 4.14(l) of the Encad Disclosure Letter lists all severance obligations of Encad or any of its Subsidiaries owed to any Person (other than severance obligations pursuant to the employment agreements contemplated by Sections 6.13(c) and 9.2(l)).

                  (m) Solely for purposes of this Section 4.14, all references to Encad or any of its Subsidiaries includes any Person which, together with Encad or any of its Subsidiaries, is considered an affiliated organization within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA.

                  (n) Except as described in section 4.14(n) of the Encad Disclosure Letter, neither Encad nor any of its Subsidiaries provides to any of its non-U.S. employees any termination, severance, pension, healthcare or other benefits in excess of statutory requirements.

         4.15     Employment Matters.

         Except as disclosed in section 4.15 of the Encad Disclosure Letter: (a) to Encad's knowledge, each of Encad and its Subsidiaries are, and since January 1, 1996 have been, in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, employment termination, reductions in force or plant closings (collectively, "EMPLOYMENT LAWS"); (b) neither Encad nor any of its Subsidiaries has experienced any strikes, grievances or asserted or, to

Encad's knowledge, threatened Claims of unfair labor practice; (c) Encad has no knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to any employees of Encad or any of its Subsidiaries; (d) there has not been, and there is not pending or existing or, to Encad's knowledge, threatened, any strike, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, any application or complaint filed by an employee, union or works council with the National Labor Relations Board or any comparable Governmental Entity, organizational activity or other labor dispute against Encad or any of its Subsidiaries; (e) no application for certification of a collective bargaining agent is pending or, to Encad's knowledge, threatened; (f) there is no lockout of any employees by Encad or any of its Subsidiaries; (g) there are no Claims currently pending or, to Encad's knowledge, threatened, against Encad or any of its Subsidiaries alleging the violation of any Employment Laws, or any other asserted or, to Encad's knowledge, threatened Claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to any Person's employment (actual or alleged), application for employment or termination of employment with Encad or any of its Subsidiaries; and (h) no Governmental Entity has found Encad or any of its Subsidiaries to be liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of Employment Laws.

         4.16     Material Agreements.

                  (a) The term "MATERIAL AGREEMENTS" means all Contracts to which Encad or any of its Subsidiaries is a party which are, or contain provisions relating to, any of the following:

                           (i) Contracts pursuant to which Encad or any of its Subsidiaries, for the nine-month period ended September 30, 2001, received in excess of $750,000 or was obligated to pay in excess of $250,000, other than Contracts which are cancelable (for reasons other than default of a material provision or a material breach of such Contract) by either party thereto without material penalty, cost or expense upon advance notice of 30 days or less;

                           (ii) collective bargaining agreements or other Contracts to or with any labor unions or other employee representatives, groups of employees, works councils or the like;

                           (iii) employment Contracts or other Contracts to or with individual current or prospective employees, consultants or agents (other than Contracts with Encad's attorneys, accountants or advertising agencies that are cancelable without material penalty, cost or expense upon advance notice of 90 days or less);

                           (iv) leases and subleases of the Real Property (the "LEASES");

                           (v)      the Licenses;

                           (vi) Contracts (other than the Standard Encad Contracts) by which Encad or any of its Subsidiaries indemnifies any Person;

                           (vii) Contracts (other than the Standard Encad Contracts) by which Encad or any of its Subsidiaries provides warranties related to any Product;

                           (viii) Contracts providing for the payment of royalties by Encad or any of its Subsidiaries based in any manner on the revenues or profits of Encad or any of its Subsidiaries;

                           (ix) Contracts with obligations to supply parts or replacement parts for a period after termination of the Contract;

                           (x) Contracts guaranteeing the debt of any third party;

                           (xi) Contracts requiring the exclusive use of third party goods or services or containing a right of first refusal to a third party in the supply of goods or services;

                           (xii) Contracts to acquire stock, merge or consolidate, or to create a joint venture;

                           (xiii) Contracts to borrow funds, except for trade payables incurred in the ordinary course of business;


                           (xiv) Contracts to lend to officers, employees or other third parties, except for accounts receivable incurred in the ordinary course of business;

                           (xv) Contracts that require Encad or any of its Subsidiaries to maintain insurance; and

                           (xvi) other Contracts, if any: (A) the default of which could reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect; or (B) which require consent or waiver in connection with consummation of the Merger, and the failure to obtain such consent or waiver could reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect.

                  (b) All of the Material Agreements are listed in sections 4.11(a)(v), 4.14(a), 4.14(b) or 4.16(b) of the Encad Disclosure Letter. Except for the Material Agreements, neither Encad nor any of its Subsidiaries is a party to or bound by any Contract affecting in any material respect the operation of the Business. Without limiting the generality of the foregoing, neither Encad nor any of its Subsidiaries is party to any Contract providing for guaranteed minimum payments in excess of $250,000 for the 12-month period ending September 30, 2002 which are not listed in sections 4.11(a)(v), 4.14(a), 4.14(b) or 4.16(b) of the Encad Disclosure Letter.

                  (c) Encad has made available to Kodak true and complete copies of each Material Agreement that is in written form (or, in the case of Material Agreements that are in standard form, true and complete samples of such standard forms), and true and complete written summaries of each Material Agreement that is oral, in each case as amended to date. Each of the Material Agreements constitutes the valid and legally binding obligation of Encad or its Subsidiaries and, to Encad's knowledge, the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Material Agreements constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and except as set forth in section 4.16(c) or the Encad Disclosure Letter, all obligations required to be performed under the terms of the Material Agreements have, to Encad's knowledge, been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Material Agreements or permit termination, modification or acceleration thereunder, and each of the Material Agreements is in full force and effect without default on the part of Encad or any of its Subsidiaries and, to Encad's knowledge, any of the other parties thereto. Without limiting the generality of the foregoing, no written (or, to Encad's knowledge, oral) notice of termination or default has been given or received by Encad or any of its Subsidiaries with respect to any Material Agreement.

                  (d) Except for the Required Approvals with respect to Material Agreements set forth in section 4.4 of the Encad Disclosure Letter, no Contract to which Encad or any of its Subsidiaries is a party requires consent or waiver in connection with consummation of the Merger.

                  (e) With respect to each Lease: (i) to Encad's knowledge, there are no disputes, oral agreements or forbearance programs in effect; (ii) neither Encad nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold represented by the Lease; and (iii) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, Encad and its Subsidiaries have obtained all authorizations of Governmental Entities (including licenses and permits) required to be obtained in connection with their operation of the Business at the premises leased under the Lease, and have operated and maintained such premises in all material respects in accordance with applicable Laws.

                  (f) Encad has made available to Kodak true and complete samples of all Standard Encad Contracts, in each case as amended to date, and, except as set forth in Section 4.16(f) of the Encad Disclosure Letter, the actual Standard Encad Contracts do not, individually or in the aggregate, differ in any material respect from such samples with respect to limitations of liability, disclaimers of warranties and indemnities. Each of the Standard Encad Contracts contains terms and conditions with respect to limitations of liability, disclaimers of warranties and indemnities which are standard and customary within the industry of the Business. Each of the Standard Encad Contracts constitutes the valid and legally binding obligation of Encad or its Subsidiaries and, to Encad's knowledge, the other parties thereto, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Standard Encad Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, all obligations required to be performed under the terms of the Standard Encad Contracts have, to Encad's knowledge, been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Standard Encad Contracts or permit termination, modification or acceleration thereunder, and each of the Standard Encad Contracts is in full force and effect without default on the part of Encad or any of its Subsidiaries and, to Encad's knowledge, any of the other parties thereto. Without limiting the generality of the foregoing, no written (or, to Encad's knowledge, oral) notice of termination or default has been given or received by Encad or any of its Subsidiaries with respect to any Standard Encad Contract.

         4.17     Warranties.

         Except to the extent of the warranty reserve set forth in the Financial Statements, all Products sold by the Business on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Encad and its Subsidiaries. As of September 30, 2001, the Business had no obligation or liability for replacement of such Products or other damages in connection therewith, except to the extent of the warranty reserve set forth in the Financial Statements. As of the Closing Date, the Business will have no liability for replacement of such Products or other damages in connection therewith, except to the extent of the warranty reserve set forth in the Financial Statements. No Product sold by the Business is subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Encad has made available to Kodak copies of the standard terms and conditions of sale used by the Business, which contain all applicable guaranty, warranty and indemnity provisions.

         4.18     Litigation.

         Except for (a) Claims disclosed in sections 4.13, 4.14, 4.15 or 4.18 of the Encad Disclosure Letter, (b) Claims related to any reduction in force since September 1, 2001, (c) defective products Claims the cost of which are fully reserved against in the Financial Statements, or (d) stockholder litigation to the extent arising out of or otherwise occurring by virtue of the public announcement of the transactions contemplated hereby, there is no Claim pending or, to the knowledge of Encad and its Subsidiaries, threatened against or affecting Encad or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Encad or any of its Subsidiaries), which if adversely determined could reasonably be expected to have, individually or in the aggregate, an adverse effect on the consummation of the Merger, or an Encad Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Encad or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, any such effect.

         4.19     Tax Matters.

         Except as set forth in section 4.19 of the Encad Disclosure Letter or as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect:

                  (a) Encad and each Subsidiary of Encad (or affiliated, unitary or combined group of which Encad is or has been a member) has timely filed all federal, state, local and foreign income and franchise Tax returns, and all other material Tax returns that are required to be filed by it on or before the date hereof have been filed and all Taxes due shown on such returns have been paid; and the Financial Statements reflect an adequate accrual in accordance with GAAP, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by Encad or any of its Subsidiaries through the respective dates thereof;

                  (b) as of the date hereof, there are no deficiencies for any Taxes proposed, asserted or assessed against Encad or any of its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending;

                  (c) each of Encad and its Subsidiaries has complied with all Laws relating to the payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other Person;

                  (d) to the extent that the Tax returns of Encad or any of its Subsidiaries have been examined by and settled with the IRS or other relevant taxing authority (or the applicable statue of limitations has expired) for all years through December 31, 1995, all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

                  (e) as of the date hereof, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Encad or any of its Subsidiaries;

                  (f) neither Encad nor any of its Subsidiaries is bound by any Contract with any Person with respect to Taxes;

                  (g) neither Encad nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of section 355(e) of the Code) in conjunction with the Merger;

                  (h) neither Encad nor any of its Subsidiaries has ever been a member of an affiliated, unitary or combined group of corporations (within the meaning of section 1504 of the Code and any analogous provision of Law) other than an affiliated group in which Encad was the common parent;

                  (i) neither Encad nor any of its Subsidiaries has filed a consent pursuant to the provisions of section 341(f) of the Code (or any corresponding provision of Law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of Law) apply to any disposition of any asset owned by it;

                  (j) neither Encad nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under section 481(a) of the Code or any similar provision of Law by reason of a change in accounting methods or otherwise;

                  (k) no property owned by Encad or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of section 168(g) of the Code, or (iv) "limited use property" (as that term is used in Rev. Proc. 76-30);

                  (l) as of the date hereof, no audit or other administrative or court proceedings are pending with respect to Taxes of Encad or any of its Subsidiaries and no notice thereof has been received; and no issue has been raised by any taxing authority in any presently pending or prior audit, that could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect for any period after Closing;

                  (m) no asserted or, to Encad's knowledge, threatened Claim has been made by a taxing authority in a jurisdiction where Encad or any of its Subsidiaries do not file Tax returns that Encad or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

                  (n) neither Encad nor any of its Subsidiaries is obligated under any Contract that provides for the payment of any amount which would not be deductible by reason of section 280G of the Code, nor will Encad or any of its Subsidiaries make any "excess golden parachute payment" under sections 280G or 4999 of the Code; and

                  (o) Encad has delivered or made available to Kodak true and complete copies of (i) all income Tax returns of Encad or any of its Subsidiaries (or the portion of any affiliated, unitary or combined Tax return relating to Encad or any of its Subsidiaries) for the preceding three taxable years, and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of Encad.

         4.20     Absence of Certain Changes or Events.

         Except as disclosed in this Agreement, the Encad Disclosure Letter or the Financial Statements, or except for the transactions contemplated by this Agreement, since January 1, 2001, Encad and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and there has not been: (a) any Encad Material Adverse Effect; (b) except as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, any damage, destruction, loss or casualty to any assets of Encad or any of its Subsidiaries, whether or not covered by insurance;
(c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Business having a net book value in excess of $50,000 individually or $250,000 in the aggregate, except for sales from inventory in the ordinary course of business; (d) any material change in any method of accounting or accounting practice by Encad or any of its Subsidiaries; (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Encad or any of its Subsidiaries; or (f) any transaction, commitment, dispute or other event or condition that could reasonably by expected to have, individually or in the aggregate, an Encad Material Adverse Effect.

         4.21     Insurance.

         Encad has heretofore provided to Kodak a true, correct and complete list of the current insurance coverages of Encad and its Subsidiaries, including names of carriers and amounts of coverage. Each of Encad and its Subsidiaries has been and is insured by reputable insurers with respect to its properties and the conduct of the Business in such amounts and against such risks as are reasonable in relation to the Business, and, except as set forth in Section 4.21 of the Encad Disclosure Letter, each will maintain such insurance until the earlier of the termination of this Agreement or the Closing Date.

         4.22     Opinion of Financial Advisor.

         The board of directors of Encad has received the opinion of the Financial Advisor to the effect that, as of the date hereof, the Merger Consideration to be received by Encad's stockholders pursuant to this Agreement is fair to Encad's stockholders from a financial point of view. A copy of such opinion of the Financial Advisor will be delivered to Kodak promptly after receipt, but in any event prior to Closing. Encad will also promptly provide Kodak with copies of all additional or supplemental opinions, if any, of the Financial Advisor and any other letters containing opinions of value or otherwise evaluating the transactions contemplated hereby prepared by the Financial Advisor for informational purposes, except that any comparative analyses may be excised therefrom.

         4.23     Vote Required.

         The affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote is the only vote of the holders of capital stock of Encad necessary to adopt this Agreement.

         4.24     Brokers or Finders.

         No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose commissions and fees will be the sole responsibility of Encad. A true, correct and complete copy of Encad's Contract with the Financial Advisor has been made available to Kodak prior to the date of this Agreement.

               ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF KODAK

         Kodak represents and warrants to Encad as follows:

         5.1      Organization, Standing and Power.

         Kodak is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Kodak and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a Kodak Material Adverse Effect.

         5.2      Authority; Binding Effect.

         Each of Kodak and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Kodak and Sub. This Agreement has been duly executed and delivered by each of Kodak and Sub and, assuming the due execution and delivery hereof by Encad, constitutes the valid and binding obligation of each of Kodak and Sub, enforceable against each of them in accordance with its terms, except as the enforceability hereof may be limited by
(a) bankruptcy, insolvency or other Laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No vote of any security holder of Kodak is required in connection with the execution and delivery of this Agreement by Kodak or Sub or the consummation of the transactions contemplated by this Agreement. Kodak has adopted this Agreement as the sole stockholder of Sub.

         5.3      No Conflict.

         The execution and delivery of this Agreement by each of Kodak and Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate of incorporation or bylaws of Kodak or of Sub; (b) any Contract applicable to Kodak, Sub or any of their respective assets; or (c) any Law applicable to Kodak, Sub or any of their respective assets; except, in the case of Contracts and Laws, for Violations which could not reasonably be expected to have, individually or in the aggregate, any material adverse effect on the validity or enforceability of this Agreement or a Kodak Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Kodak or Sub in connection with the execution and delivery of this Agreement by Kodak or Sub or the consummation by each of Kodak and Sub of the transactions contemplated hereby, except for: (i) filings and notices required under Competition Laws; (ii) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (iii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; (iv) the filing by the Secretary of State of the State of Delaware contemplated by Section 2.1; and (v) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a Kodak Material Adverse Effect.

         5.4      SEC Documents.

         Kodak has made available to Encad a true, correct and complete copy of Kodak's Annual Report on Form 10-K for the year ended December 31, 2000, quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, current reports on Form 8-K filed at any time between December 31, 2000 and the date hereof, and definitive proxy statement for the annual meeting of stockholders of Kodak held on May 9, 2001, in each case including all amendments thereof and all as filed by Kodak with the SEC (collectively, the "KODAK SEC DOCUMENTS"). As of their respective dates, the Kodak SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the Kodak SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Kodak included in the Kodak SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Kodak and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         5.5      Information Supplied.

         The Registration Statement and the Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. At the time it becomes effective under the Securities Act, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The Proxy Statement/Prospectus will, on the date it is mailed to Encad's stockholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing, Kodak makes no representation or warranty with respect to any information contained or incorporated in the Proxy Statement.

         5.6      Capital Structure.

         The authorized capital stock of Kodak consists of 100,000,000 shares of Preferred Stock, par value $10.00 per share, and 950,000,000 shares of Kodak Common Stock. As of November 13, 2001: (a) 290,924,866 shares of Kodak Common Stock were issued and outstanding; and (b) 100,367,894 shares of Kodak Common Stock were held by Kodak in its treasury. All outstanding shares of Kodak Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

         5.7      Merger Consideration.

                  (a) The Kodak Common Stock constituting the Stock Merger Consideration has been duly authorized and, if and when issued and delivered against receipt of the Exchanged Shares pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not issued in Violation of any preemptive rights.

                  (b) Kodak will have at Closing sufficient cash equivalents to pay the Cash Merger Consideration and its costs related to this Agreement and the transactions contemplated hereby.

         5.8      Litigation.

         Except as disclosed in the Kodak SEC Documents, there is no Claim pending or, to the knowledge of Kodak, threatened against or affecting Kodak or any of its Subsidiaries (or any of their respective officers or directors in connection with the business of Kodak or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have an adverse effect on the consummation of the Merger or a Kodak Material Adverse Effect, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity outstanding against Kodak or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to have any such effect.

         5.9      No Kodak Material Adverse Effect.

         Except as disclosed in the Kodak SEC Documents, since June 30, 2001, there has not been any Kodak Material Adverse Effect.

         5.10     Tax Free Reorganization.

         Neither Kodak nor any of its Subsidiaries has taken any action which could reasonably expected to cause the transactions contemplated by this Agreement not to constitute a reorganization within the meaning of section 368 of the Code in the event that the Merger Consideration is the Stock Merger Consideration.

         5.11     Brokers or Finders.

         No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as described in Section 4.24.

                         ARTICLE 6. COVENANTS OF ENCAD

         During the period from the date of this Agreement and continuing until the Effective Time, Encad agrees, for itself and its Subsidiaries, to perform as follows:

         6.1      Ordinary Course.

         Except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that Kodak otherwise consents in writing, which consent will not be unreasonably withheld, conditioned or delayed (based on the standard of a reasonable acquiror of a business), each of Encad and its Subsidiaries will:

                  (a) except as set forth in Section 6.1(a) of the Encad Disclosure Letter, carry on the Business in substantially the same manner as has heretofore been conducted and not make any material change in the personnel, operations, finance, business strategies or policies, accounting practices or policies or assets of the Business, except that Encad may fill, on an at-will basis, any vacancies existing as of the date hereof in any positions below the level of director and vice president, replace, on an at-will basis, positions below the level of director and vice president that become vacant after the date hereof, and terminate the employment of any employee for performance-related reasons;

                  (b) maintain its assets in good working order and condition, ordinary wear and tear excepted;

                  (c) perform all of its material obligations under the Material Agreements and not enter into, amend or terminate any Material Agreement except in the ordinary course of business, consistent with past practices;

                 (d) take all reasonable actions necessary and appropriate to obtain appropriate releases, consents, estoppels and other instruments as Kodak may reasonably request;

                  (e) neither cancel, nor allow to lapse (without being replaced), nor make any material change in, the coverage of any insurance policy applicable to Encad or any of its Subsidiaries, and promptly notify Kodak of any event or circumstance that may be covered by any such policy;

                  (f) pay all Taxes as they become due, confer with Kodak prior to the filing of any Tax protest by it or any of its Subsidiaries and not take any position with respect to Taxes to which Kodak reasonably objects;

                  (g) maintain (and, with respect to those Encad Permits expiring between the date hereof and the Closing Date, renew and maintain) all Encad Permits in full force and effect, except those as could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect;

                  (h) immediately notify Kodak should Encad or any of its Subsidiaries receive any request for information, notice or order, or become aware of any Encumbrance, Claim or threat of Claim relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof) or any other environmental contamination or liability with respect to the Real Property (or any portion thereof);

                  (i) in the ordinary course of business consistent with past practices, maintain and preserve its business organization intact, retain employees at the Business, maintain relationships with suppliers, customers, employees and others having business relations with the Business consistent with the terms of such relationships as of the date hereof, and use commercially reasonable efforts to cause the smooth, efficient and successful transition of such business operations and employee and other relations at the Effective Time;

                  (j) except as set forth in Section 6.1(a), neither (x) make offers of employment to any Persons for periods subsequent to the Effective Time (except for offers made in the ordinary course of business, consistent with past practices, for employment on an at-will basis), nor (y) enter into any U.S. Employee Plan, Non-U.S. Employee Plan or Contract with respect thereto, nor (z) except as contemplated by the arrangements disclosed in sections 4.14 and 4.15 of the Encad Disclosure Letter, incur or agree to incur any liability not in the ordinary course of business, consistent with past practices;

                  (k) neither adopt nor amend in any material respect any U.S. Employee Plan or Non-U.S. Employee Plan, except for amendments required to comply with applicable Laws and made with reasonable prior notice to Kodak;

                  (l) not increase the compensation, in any form (including the awarding of special bonuses or other special remuneration), payable or to become payable to any director, officer, employee, consultant or agent, except for employees' compensation increases in the ordinary course of business, consistent with past practices, in accordance with existing personnel policies, and except as set forth in section 6.1(l) of the Encad Disclosure Letter;

                  (m) not grant any severance or termination compensation, except pursuant to the employment agreements contemplated by Sections 6.13(c) and 9.2(l);

                  (n) not incur any indebtedness or guarantee any indebtedness, except for trade payables incurred in the ordinary course of business consistent with past practices, nor issue any debt securities;

                  (o) not create or assume any Encumbrance upon any of its assets, irrespective of when acquired, other than Permitted Encumbrances;

                  (p) neither acquire nor agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any Person;

                  (q) neither make nor authorize any purchase order or capital expenditure in excess of $50,000 individually or $500,000 in the aggregate, except in the ordinary course of business, consistent with past practices;

                  (r) neither sell, lease, assign, exchange, license or otherwise transfer, dispose of or grant rights to, any assets, except in the ordinary course of business, consistent with past practices;

                  (s) not revalue any assets, except in the ordinary course of business, consistent with past practices, or as required by GAAP;

                  (t) not amend, terminate or waive any material right related to the Business, except in the ordinary course of business, consistent with past practices;

                  (u) neither commence nor settle any material Claims other than: (i) Claims for the routine collection of bills due and owing; (ii) the settlement of any Claims set forth in section 4.18 of the Encad Disclosure Letter which are settled for less than $50,000 individually or $250,000 in the aggregate; or (iii) in the case of commencement of Claims, such cases where Encad in good faith determines that failure to commence a Claim would result in the material impairment of a valuable aspect of the Business, provided that Encad consults with Kodak prior to the commencement of the Claim and keeps Kodak advised of the status and details thereof;

                  (v) promptly notify Kodak of all proposed material additions to and developments or improvements of the Products relating to design, functionality or other material aspects;

                  (w) not take any other action outside the ordinary course of business that could reasonable be expected to have, individually or in the aggregate, an Encad Material Adverse Effect;

                  (x) not make, orally or in writing, any commitment to do any of the foregoing; and

                  (y) immediately notify Kodak upon the occurrence or anticipated occurrence of any of the matters contemplated by this Section 6.1.

         6.2      Dividends; Changes in Stock.

         Encad will not: (a) declare or pay any dividends, whether in cash, stock or otherwise, nor make any other distributions in respect of the Encad Preferred Stock or the Encad Common Stock; (b) split, combine, reclassify or recapitalize the Encad Preferred Stock or the Encad Common Stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Encad Preferred Stock or Encad Common Stock; or (c) repurchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Encad Preferred Stock or Encad Common Stock.

         6.3      Actions With Respect to Securities.

                  (a) Encad will not, nor will it permit any of its Subsidiaries to:

                           (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or Voting Debt or any securities convertible into any such shares, Voting Debt or convertible securities, except for the issuance of shares of Encad Common Stock upon exercise of Outstanding Options and Outstanding Purchase Rights;

                           (ii) grant or issue any Stock Rights, other than employee stock options granted under the Encad Option Plans with Kodak's prior written consent;

                           (iii) reprice, amend, modify the terms of, or authorize cash payment in exchange for, any Outstanding Option; or

                           (iv) create or permit the creation of any preemptive rights with respect to any capital stock or Voting Debt.

                  (b)      Notwithstanding the foregoing:

                           (i) prior to Closing, Encad will take all action necessary under the Outstanding Options and the Encad Option Plans to provide for all adjustments, if any, and all plan terminations contemplated by Section 3.1(e); and

                           (ii) Encad will take all action necessary to terminate the Encad ESPP as of the close of business on December 31, 2001, and will not permit the issuance thereafter of any shares of Encad Common Stock under the Encad ESPP.

         6.4      Governing Documents.

         Neither Encad nor any of its Subsidiaries will amend or propose to amend its certificate of incorporation or bylaws (or similar governing documents).

         6.5      Access.

         Encad and its Subsidiaries will afford to the authorized representatives and agents of Kodak reasonable access to the employees of Encad and its Subsidiaries, and to the Business, the assets and the books, records and other information of Encad and its Subsidiaries, including the right to inspect the same and conduct audits and verifications thereof; provided, however, that:
(a) Kodak has first provided reasonable notice of such access and inspection and conducts the same during normal business hours and in such a manner as not to interfere unreasonably with the operation of the Business; and (b) no such access or inspection by Kodak will limit the effect of Encad's representations and warranties contained in this Agreement.

         6.6      No Solicitation.

         Encad will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any of its Subsidiaries to, initiate, solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the business or assets of Encad or of any of its Subsidiaries, or 10 percent or more of the capital stock of Encad or of any Subsidiary, whether by merger, consolidation, purchase of assets, tender offer, investment, exchange, lease or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being called an "ACQUISITION TRANSACTION"), nor entertain, agree to, endorse, participate in any discussions or negotiations or recommend any Acquisition Transaction, unless Encad's board of directors concludes in good faith, after receiving written advice of independent outside counsel and after consultation with its financial advisors, that the failure to take such action would reasonably be expected to constitute breach of its fiduciary duty to the stockholders of Encad under applicable Laws. In the event that Encad, any of its Subsidiaries or any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives receives any inquiries, proposals or offers as contemplated by this Section 6.6, Encad will within one Trading Day inform Kodak as to that fact and furnish to Kodak the specifics thereof.

         6.7      Cooperation in Preparation of Registration Statement, Etc.

         Encad will: (a) promptly prepare the Proxy Statement and cooperate with Kodak in its preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus; (b) cause its independent auditors to cooperate in the preparation of financial statements for the Registration Statement and Proxy Statement/Prospectus; and (c) use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

         6.8      Letter of Encad's Accountants.

         Encad will use commercially reasonable efforts to cause to be delivered to Kodak a letter of Deloitte & Touche LLP, Encad's independent auditors, dated a date within two business days before the date on which the Registration Statement becomes effective and addressed to Kodak, in form and substance reasonably satisfactory to Kodak and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         6.9      Stockholders' Meeting and Approval.

         The board of directors of Encad will call the Meeting and will use commercially reasonable efforts to hold the Meeting as promptly as practicable, in accordance with applicable Laws. The board of directors of Encad will recommend that Encad's stockholders adopt this Agreement, and such recommendation will be contained in the Proxy Statement. Notwithstanding any other provision of this Agreement, the board of directors of Encad may withdraw, modify, condition or fail to give such recommendation if it concludes, in good faith, after receiving written advice from counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Encad under applicable Law.

         6.10     Voting Agreements.

         Encad will use commercially reasonable efforts to cause each member of the board of directors of Encad and each executive officer of Encad to deliver to Kodak, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the filing of the Registration Statement), a written agreement substantially in the form of EXHIBIT A, by which he agrees to vote or cause to be voted in favor of adoption of this Agreement all shares of Encad Common Stock beneficially owned by him.

         6.11     Affiliates.

         In the event that the Merger Consideration is the Stock Merger
Consideration: (a) prior to the Closing Date, Encad will deliver to Kodak a letter identifying all Persons who are, at the time this Agreement is submitted for Stockholder Approval, Affiliates of Encad for purposes of Rule 145 under the Securities Act; and (b) Encad will use commercially reasonable efforts to cause each such Person to deliver to Kodak on or prior to the Closing Date a written agreement substantially in the form of EXHIBIT B.

         6.12     Transaction Expenses.

         The aggregate expenses paid or incurred by Encad in connection with this Agreement and the consummation of all of the transactions contemplated hereby, including fees and expenses paid to Encad's directors, officers, attorneys, accountants and advisors, including the Financial Advisor, will not exceed $1,750,000. Prior to Closing, Encad will provide Kodak with a listing, in reasonable detail, of such expenses.

         6.13     Certain Employee Matters.

                  (a) Encad will in a timely manner give all notices (if any) required to be given under the Worker Adjustment and Retraining Notification Act or other similar Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Law.

                  (b) At such times as Encad and Kodak jointly agree, Encad will use commercially reasonable efforts to notify and consult with the respective works councils, trade unions or other employee representative bodies relating to non-U.S. employees of Encad or any of its Subsidiaries as and to the extent required by local Law with respect to the transactions contemplated hereby. The parties will cooperate in a commercially reasonable manner with each other in connection with such notices and consultations.

                  (c) Encad will use commercially reasonable efforts (which shall not involve the payment of any bonus, compensation or other monies) to deliver to Kodak on or before the Closing Date amended and integrated employment agreements, in form and substance heretofore approved by Kodak, with each of the following employees: Gerald A. Forman, Thomas L. Green, James A. Hebert, Dean R. Richards and Patrick S. Ryan.

         6.14     Certain Employee Plan Matters.

                  (a) Prior to Closing, Encad will use commercially reasonable efforts to take any and all actions required to remedy in full all qualification, operational, plan document, demographic and employer eligibility defects set forth in sections 4.14(c) or 4.14(k) of the Encad Disclosure Letter; provided, however, that such remedial action will include preparing and filing a submission with the IRS pursuant to Rev. Proc. 2001-17. The total cost of all actions required to remedy in full all such qualification, operational, plan document, demographic and employer eligibility defects, including costs associated with the payment of excise Taxes, penalties and other fines, is set forth in section 6.14 of the Encad Disclosure Letter.

                  (b) Encad will take any and all actions necessary to ensure that all U.S. Employee Plans are in compliance, prior to Closing, with the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the General Agreement on Tariffs and Trade, the Community Renewal Tax Relief Act of 2000, and the Economic Growth & Tax Relief Reconciliation Act of 2001, to the extent that the applicable remedial amendment periods expire prior to the Closing Date or within 90 days after the Closing Date.

         6.15     Rights Agreement.

         Prior to Closing, the board of directors of Encad will approve the redemption of rights under the Rights Agreement. Immediately prior to the Effective Time, Encad will consummate such redemption as provided by the Rights Agreement, and the Rights Agreement will be effectively terminated. The aggregate amount of all fees and expenses paid or payable by Encad in connection with such redemption will not exceed $200,000.

         6.16     Section 16 Approvals.

         In the event that the Merger Consideration is the Stock Merger
Consideration: (a) the board of directors of Encad will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act ("SECTION 16(B)"), the deemed disposition and sale of the shares of Encad Common Stock and the deemed disposition and cancellation of the Outstanding Options in the Merger, to the extent those shares and Outstanding Options are held by Persons in Encad's service who are subject to the short-swing profit restrictions of Section 16(b); and (b) the board of directors of Kodak will, prior to or as of the Effective Time, take appropriate action to approve, for purposes of Section 16(b), the issuance of shares of Kodak Common Stock as the Stock Merger Consideration to those Persons in Encad's service, if any, who will become subject to Section 16(b) with respect to Kodak immediately after the Merger.

         6.17     Directors' Qualifying Shares.

         With respect to each Subsidiary of Encad which has issued and outstanding directors' qualifying shares or other equity interests (howsoever denominated) held by Persons other than Encad, Encad will cause each owner thereof to sell, transfer, convey, assign and deliver such shares or interests at Closing to such Persons as Kodak may designate.

         6.18     SANWA BANK RELEASES.

         Prior to Closing, Encad will use commercially reasonable efforts to cause all Encumbrances in favor of Sanwa Bank California, including Encumbrances filed with the United State Patent and Trademark Office, to be released and discharged.

                         ARTICLE 7. COVENANTS OF KODAK

         7.1      Preparation of Registration Statement, Etc.

         Kodak will promptly prepare the Registration Statement and the Proxy Statement/Prospectus and file the same with the SEC, will cooperate with Encad in its preparation of the Proxy Statement, and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Kodak will also take any action (other than qualifying to conduct business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities Laws in connection with the issuance of Kodak Common Stock in the Merger in the event that the Merger Consideration is the Stock Merger Consideration. Kodak will cause Sub to perform all of its obligations under this Agreement.

         7.2      Stock Exchange Listing.

         In the event that the Merger Consideration is the Stock Merger Consideration, prior to the Closing Date, Kodak will use commercially reasonable efforts to cause the shares of Kodak Common Stock to be issued in the Merger, and those required to be reserved for issuance, to be listed on the NYSE, subject only to official notice of issuance.

         7.3      Certain Liability Matters.

                  (a) Kodak or the Surviving Corporation will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Encad and its Subsidiaries (in all of their capacities) to the same extent, and under the same terms and conditions, that such Persons are indemnified or have the right to advancement of expenses by Encad as of the date of this Agreement pursuant to Encad's certificate of incorporation, bylaws and indemnification Contracts in existence on the date hereof and provided to Kodak prior to the date hereof, for acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

                  (b) Kodak will assure that either: (i) the Surviving Corporation keeps in full force and effect for the Insured Period Encad's current policy(ies) of directors' and officers' liability insurance to cover the acts, errors or omissions, occurring prior to the Effective Time, of those Persons insured under such policy(ies) on the date hereof; or (ii) such Persons are provided similar coverage for the Insured Period by one or more policies of directors' and officers' liability insurance regularly maintained or specifically arranged for by Kodak or any of its Subsidiaries. "INSURED PERIOD" means the period commencing at the Effective Time and ending on the earlier of
(A) the sixth anniversary of the Effective Time or (B) the date on which the aggregate premium costs to Kodak and its Subsidiaries for the insurance coverage contemplated by this Section 7.3(b) exceeds $750,000.

                  (c) The obligations of Kodak under this Section 7.3 will not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.3 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.3 applies will be intended third party beneficiaries of this Section 7.3).

                 ARTICLE 8. ADDITIONAL COVENANTS OF EACH PARTY

         8.1      Additional Agreements; Commercially Reasonable Efforts.

         Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, subject to Stockholder Approval, including cooperating fully with the other parties, providing information, making all necessary filings and giving all necessary notices in connection with, among other things, Competition Laws, the Securities Act, the Exchange Act and state securities Laws. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, each party will reasonably cooperate to take all such necessary action.

         8.2      Expenses.

         Kodak and Encad will each bear its respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, the expenses of printing the Proxy Statement/Prospectus and mailing the same to the stockholders of Encad will be borne by Kodak and Encad in equal portions.

         8.3      Reorganization.

         In the event that the Merger Consideration is the Stock Merger
Consideration: (a) from and after the date hereof, neither Kodak nor Encad nor any of their respective Subsidiaries or other Affiliates will knowingly take, or fail to take, any action which would jeopardize qualification of the Merger as a reorganization within the meaning of section 368 of the Code, or enter into any Contract with respect to the foregoing; (b) following the Effective Time, Kodak will use commercially reasonable efforts to conduct the business of the Surviving Corporation, and will cause the Surviving Corporation to use commercially reasonable efforts to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of section 368 of the Code; (c) each of Kodak and the Surviving Corporation will file all federal and state income Tax returns consistent with the treatment of the Merger as a reorganization within the meaning of section 368 of the Code; and (d) each of Kodak, Sub and Encad will provide to Brobeck, Phleger & Harrison LLP such representation letters dated the Closing Date, in customary form and substance, as it has reasonably requested in connection with the opinion contemplated by Section 9.3(d).

         8.4      Other Actions.

         Neither Encad nor Kodak will, nor will they permit any of their respective Subsidiaries to, knowingly take any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as of the date made or any of the conditions to the Merger set forth in Article 9 not to be satisfied. Prior to the Effective Time, each of the parties will use commercially reasonable efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 9 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to insure a smooth transition of control of the Business; and (c) assist one another in obtaining any consents required or desirable from any Person to effect the consummation of the transactions contemplated hereby.

         8.5      Confidentiality.

         Kodak and Sub (treated as one party for this purpose) and Encad (each, the "RECEIVING PARTY") will, and will use commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "DISCLOSING PARTY"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other Laws; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.5. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the written advice of the Receiving Party's counsel, is required, and the Receiving Party will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates. The Receiving Party will not otherwise disclose Confidential Information to any Person, except with the consent of the Disclosing Party. In the event that the Merger is not consummated, the Receiving Party will promptly return all Confidential Information to the Disclosing Party. For the purposes hereof, "CONFIDENTIAL INFORMATION" means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the Receiving Party's possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential. The Receiving Party recognizes that any breach of the provisions of this Section 8.5 would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

         8.6      Publicity.

         Each party will use commercially reasonable efforts to: (a) develop a joint communications plan with respect to the transactions contemplated hereby;
(b) ensure that all press releases and other public statements with respect to the transactions contemplated hereby are consistent with such joint communications plan; (c) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, mutually agree on the timing and content of all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby; and (d) if required by applicable Law or obligations pursuant to any listing agreement to issue a press release or make any other public statement without such mutual agreement, then notify each other before issuing such press release or other public statement.

            ARTICLE 9. CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS

         9.1      Conditions to Each Party's Obligation to Effect the Merger.

         The respective obligations of Encad, Kodak and Sub to effect the Merger are subject to the satisfaction prior to the Closing Date of each of the following conditions:

                  (a) REGISTRATION STATEMENT. The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

                  (b) STOCKHOLDER APPROVAL. This Agreement will have been adopted by the affirmative vote of a majority of the shares of Encad Common Stock outstanding on the record date for the vote.

                  (c) NYSE LISTING. In the event that the Merger Consideration is the Stock Merger Consideration, the shares of Kodak Common Stock issuable to holders of Encad Common Stock in the Merger, and those shares required to be reserved for issuance, will have been authorized for listing on the NYSE upon official notice of issuance.

                  (d) GOVERNMENTAL APPROVALS. Other than the filing provided for by Section 2.1, all licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would materially delay, prevent or hinder the consummation of the Merger, will have occurred, been filed or been obtained, including any authorizations, filings or notices required under Competition Laws; and, in the event that the Merger Consideration is the Stock Merger Consideration, Kodak will have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Kodak Common Stock in exchange for the Encad Common Stock and to consummate the Merger.

                  (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or Law issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing the consummation of the Merger will be in effect.

         9.2      Conditions to Obligations of Kodak and Sub.

         The obligations of Kodak and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived by Kodak:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Encad set forth in this Agreement that are qualified as to materiality or an Encad Material Adverse Effect will be true and correct, and those that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date (it being understood that for purposes of determining the accuracy of such representations or warranties, any updates or amendments to the Encad Disclosure Letter not made in accordance with the provisions of Section 11.4 will be disregarded); and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

                  (b) PERFORMANCE OF OBLIGATIONS OF ENCAD. Encad will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

                  (c) NO ENCAD MATERIAL ADVERSE EFFECT. Between the date hereof and the Closing Date, there will not have occurred or been discovered one or more events or conditions which have, or which may reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

                  (d) MAINTENANCE OF ENCAD NET WORTH. As of the month-end immediately preceding the Closing Date, the consolidated shareholders' equity of Encad and its Subsidiaries, determined in accordance with GAAP, will be at least $24,000,000.

                  (e) NO AMENDMENTS TO RESOLUTIONS. Neither the board of directors of Encad nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the board of directors which approve this Agreement, the consummation of the Merger and the performance of all of Encad's and the board of directors' obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

                  (f) CERTIFICATES OF INCORPORATION. With respect to Encad and each of its Subsidiaries, Kodak will have received a copy, certified as of a date reasonably proximate to the Closing Date by the Secretary of State (or other appropriate Governmental Entity) of its jurisdiction of organization, of its complete certificate of incorporation (or similar organizational document), including all amendments to date.

                  (g) CONSENTS UNDER AGREEMENTS. Encad will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Encad or any of its Subsidiaries under any Intellectual Property or Contract, except for (i) consent from Hewlett-Packard Company, (ii) consent from Oce Nederlander B.V. (assuming that Encad demonstrates to Kodak's reasonable satisfaction that it has used best efforts to obtain such consent), and (iii) those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the consummation of the Merger or an Encad Material Adverse Effect, and Kodak will have received a certificate to such effect signed on behalf of Encad by its Certifying Officers.

                  (h) LETTER OF ENCAD'S ACCOUNTANTS. Kodak will have received the letter of Deloitte & Touche LLP referred to in Section 6.8.

                  (i) VOTING AGREEMENTS. Prior to the filing of the Registration Statement, Kodak will have received from each member of the board of directors and each executive officer of Encad an executed copy of an agreement substantially in the form of EXHIBIT A.

                  (j) AFFILIATES' AGREEMENTS. In the event that the Merger Consideration is the Stock Merger Consideration, Kodak will have received: (i) the letter from Encad referred to in Section 6.11; and (ii) from each Person named in the letter referred to in Section 6.11, an executed copy of an agreement substantially in the form of EXHIBIT B.

                  (k) PURCELL RELEASE AGREEMENT. Encad and David A. Purcell will have executed and delivered to Kodak the release agreement substantially in the form of Exhibit C.

                  (l) VANDEWARKER EMPLOYMENT AGREEMENT. Encad and Terry E. Vandewarker will have executed and delivered to Kodak the amended and integrated employment agreement substantially in the form of Exhibit D.

                  (m) DISSENTING SHARES. Prior to the taking of the vote on the Merger, if Cash Merger Consideration is to be paid, written notice of assertion of rights of appraisal in accordance with Section 262 of the GCL will not have been delivered with respect to more than 10 percent of the outstanding shares of Encad Common Stock.

                  (n) OTHER CLOSING DELIVERIES. Kodak will have received the following:

                           (i)      the listing required by Section 6.12;

                           (ii) reasonable evidence of satisfaction of the covenants contained in Section 6.15;

                           (iii)    effective instruments of transfer
         transferring and conveying to such Persons as Kodak may have designated all right, title and interest in and to all outstanding directors' qualifying shares or other equity interests (howsoever denominated) issued by any Subsidiary of Encad to any Person other than Encad;

                           (iv) duly executed resignations of all directors and officers of Encad and each of its Subsidiaries (in those capacities and not as employees), except to the extent the same is not permitted by non-U.S. Law or custom;

                           (v) certificates of good standing and Tax clearances as of a date reasonably proximate to the Closing Date with respect to Encad and each of its Subsidiaries from the respective Secretaries of State (or other appropriate Governmental Entities) of its jurisdiction of organization and each other jurisdiction listed in section 4.1 of the Encad Disclosure Letter;

                           (vi) in the event that the Merger Consideration is the Stock Merger Consideration, a copy of the Tax opinion contemplated by Section 9.3(d); and

                           (vii) a copy of the written opinion of the Financial Advisor contemplated by Section 4.22.

         9.3      Conditions to Obligations of Encad.

         The obligation of Encad to effect the Merger is subject to the satisfaction of the following additional conditions, unless waived by Encad:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Kodak set forth in this Agreement that are qualified as to materiality or a Kodak Material Adverse Effect will be true and correct, and those that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, in each case except for representations and warranties that speak only as of a specific date, which will have been true and correct as of such date; and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

                  (b) PERFORMANCE OF OBLIGATIONS OF KODAK AND SUB. Kodak and Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

                  (c) NO AMENDMENTS TO RESOLUTIONS. Neither the Corporate Finance Committee of Kodak nor any delegate thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Corporate Finance Committee which approve this Agreement, the consummation of the Merger and the performance of all of Kodak's obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and Encad will have received a certificate to such effect signed on behalf of Kodak by its Certifying Officer.

                  (d) TAX OPINION. In the event that the Merger Consideration is the Stock Merger Consideration, Encad will have received the opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to it, that the Merger will constitute a reorganization under section 368 of the Code.

                             ARTICLE 10. TERMINATION

         10.1     Termination.

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval:

                  (a) by mutual consent of the Corporate Finance Committee of Kodak and the board of directors of Encad;

                  (b) by Kodak, upon notice to Encad, if (without any breach by Kodak of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.2 becomes impossible, and such failure of compliance is not waived by Kodak;

                  (c) by Encad, upon notice to Kodak, if (without any breach by Encad of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.3 becomes impossible, and such failure of compliance is not waived by Encad;

                  (d) by Kodak or by Encad, upon notice to the other, at any time after March 31, 2002 if Closing has not occurred by that date (except that the right to terminate under this Section 10.1(d) will not be available to any party whose failure to perform its obligations hereunder has been the cause of the failure of Closing to occur by such date); provided, however, that if failure of Closing to occur by such date is the result of delay associated with review of the Registration Statement by the SEC, and on the condition that the parties continue to use commercially reasonable efforts to have the Registration Statement declared effective, then the parties hereby agree to extend such date to a date not more than 35 days after the date the SEC agrees that the Registration Statement can be declared effective, in which event such later date will be the applicable date for purposes of this Section 10.1(d); or

                  (e)      by Kodak or by Encad, upon notice to the other, if:
(i) the board of directors of Encad withdraws, modifies, conditions, or fails to give its recommendation to the stockholders of Encad that they adopt this Agreement because the board of directors concludes, in good faith, after receiving written advice from counsel, that the failure to take such action could reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Encad under applicable Law; and (ii) Encad enters into an agreement providing for, or authorizes or consummates, a Superior Proposal, but only at a time that is (A) prior to adoption of this Agreement by the stockholders of Encad and (B) after the second Trading Day following Kodak's receipt of written notice from Encad advising that the board of directors of Encad is prepared to accept a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the Person making the Superior Proposal. "SUPERIOR PROPOSAL" means any offer not solicited in violation of the provisions of Section 6.6 and made by a third party to consummate an Acquisition Transaction, which the board of directors of Encad determines in good faith has a reasonable likelihood of closing and otherwise on terms which the board of directors of Encad determines in good faith (after consultation with a financial advisor of nationally recognized reputation and considering such other matters as it deems relevant) would, if consummated, result in a transaction more favorable to the stockholders of Encad than the Merger, taking into account, in the reasonable good faith judgment of the board of directors of Encad after consultation with its financial advisor, the availability to the Person making the Superior Proposal of the financial means to consummate such transaction.

         10.2     Effect of Termination.

         In the event of termination of this Agreement by any party, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of Kodak, Sub, Encad or any of their respective officers or directors to any other party hereto, except (a) as otherwise provided by Section 10.3, and (b) in the case of willful material breach of this Agreement.

         10.3     Damages in Certain Circumstances.

                  (a) If this Agreement is terminated by Kodak as provided by Section 10.1(b), and the failure of a representation or warranty contemplated by Section 9.2(a) or the occurrence of a Encad Material Adverse Effect contemplated by Section 9.2(c) arose solely as a result of the assertion of a Claim against Encad relating to Intellectual Property, then Kodak will promptly pay to Encad, as liquidated damages and not as a penalty, the amount of $2,000,000; provided, however, that Encad will not be entitled to such payment if it is then in material breach of its obligations under this Agreement. The parties agree that the provisions of this Section 10.3(a) are reasonable in light of the costs and expenses borne and to be borne by Encad in furtherance of consummation of the Merger and the losses and competitive disadvantage Encad would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.

                  (b)      If this Agreement is terminated as provided by
Section 10.1(e), then Encad will promptly pay to Kodak, as liquidated damages and not as a penalty, the amount of $1,000,000; provided, however, that Kodak will not be entitled to such payment if it is then in material breach of its obligations under this Agreement. The parties agree that the provisions of this
Section 10.3(b) are reasonable in light of the costs and expenses borne and to be borne by Kodak in furtherance of consummation of the Merger and the losses and competitive disadvantage Kodak would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.

                             ARTICLE 11. IN GENERAL

         11.1     No Survival of Representations, Warranties and Agreements.

         The representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time.

         11.2     Amendment; Waiver.

         This Agreement may be amended by the parties at any time before or after Stockholder Approval but, after Stockholder Approval, no amendment will be made which by Law requires further approval by the stockholders of Encad without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

         11.3     Notices.

         Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), or mailed, freight prepaid, by internationally recognized overnight courier (with receipt confirmed) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):

                  (a)      if to Encad prior to the Effective Time, to:

                                   Encad, Inc.
                                   6059 Cornerstone Court West
                                   San Diego, California 92121
                                   Attention:  President and Chief
                                               Executive Officer
                                   Fax: (858) 452-6469

                  with a copy (which will not constitute notice) to:

                                   Brobeck, Phleger & Harrison LLP
                                   550 South Hope Street
                                   Los Angeles, California 90071-2604
                                   Attention:  Richard S. Chernicoff
                                   Fax:  (213) 745-3345

                  (b) if to Kodak or Sub, or to the Surviving Corporation after the Effective Time, to:

                                   Eastman Kodak Company
                                   343 State Street
                                   Rochester, New York 14650-0218
                                   Attention: President, Kodak Professional
                                              Division
                                   Fax: (716) 724-9629

                  and to:

                                   Eastman Kodak Company
                                   343 State Street
                                   Rochester, New York 14650-0218
                                   Attention:  General Counsel
                                   Fax:  (716) 724-9549
                  with a copy (which will not constitute notice) to:

                                   Harter, Secrest & Emery LLP
                                   1600 Bausch & Lomb Place
                                   Rochester, New York 14604-2711
                                   Attention:  Craig S. Wittlin
                                   Fax:  (716) 232-2152

         11.4     Encad Disclosure Letter and Other Instruments.

         The Encad Disclosure Letter, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth in the Encad Disclosure Letter or in any certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The Encad Disclosure Letter may not be amended or updated after the date of its delivery, except: (a) by mutual written agreement of Kodak and Encad; or (b) that any of sections 4.11(a), 4.11(g), 4.18(b) or 4.19(m) of the Encad Disclosure Letter may be amended or updated by notice to Kodak so long as the information disclosed by each such amendment or update: (i) could not reasonably be expected to have, individually or in the aggregate, an Encad Material Adverse Effect; and (ii) is not, and should not have been, within the knowledge of Encad as of the date hereof.

         11.5     Inferences.

         Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

         11.6     Governing Law; Jurisdiction and Venue.

         This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Court of Chancery of and for the County of New Castle, State of Delaware. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. EACH PARTY RECOGNIZES THAT IT IS NOT ENTITLED TO TRIAL BY JURY IN THE COURT OF CHANCERY.

         11.7     Assignment.

         Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct wholly-owned Subsidiary of Kodak.

         11.8     Benefit.

         Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as provided by Section 7.3, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         11.9     Entire Agreement; Rights of Ownership.

         This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties acknowledge that no party or other Person will have the right to acquire or will be deemed to have acquired shares of the capital stock of any other party pursuant to the Merger until the Effective Time.

         11.10    Headings.

         The heading references herein and the tables and indexes hereto are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

         11.11    Counterparts.

         This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.


                            [signature page follows]

         IN WITNESS WHEREOF, each of Kodak, Sub and Encad have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

                                   EASTMAN KODAK COMPANY



                               By: /s/ Karel K. Czanderna
                                   --------------------------------------------
                                   Name: Karel K. Czanderna
                                   Title: Vice President





                                   KODAK ACQUISITION CORP.


                               By: /s/ Karel K. Czanderna
                                   --------------------------------------------
                                   Name: Karel K. Czanderna
                                   Title: Chief Executive Officer





                                   ENCAD, INC.



                               By: /s/ Terry E. Vandewarker
                                   --------------------------------------------
                                   Name: Terry E. Vandewarker
                                   Title: CEO and President

                                                                      EXHIBIT A

                           [FORM OF VOTING AGREEMENT]


Eastman Kodak Company
343 State Street
Rochester, New York 14650-0218

Ladies and Gentlemen:

        The undersigned is a member of the board of directors or an executive officer of ENCAD, Inc., a Delaware corporation ("ENCAD"), and is on the date hereof the record holder or beneficial owner of [number:] ____________ shares of the Common Stock, par value $.001 per share, of ENCAD ("ENCAD Common Stock").

        ENCAD, Eastman Kodak Company ("Kodak") and a wholly-owned subsidiary of Kodak are, concurrently with the delivery of this letter agreement, executing an Agreement and Plan of Merger (the "Merger Agreement") contemplating a statutory merger of the wholly-owned subsidiary of Kodak with and into ENCAD (the "Merger"). Execution and delivery of this letter agreement by the undersigned is a condition to Kodak's obligation to consummate the Merger.

        In order to induce Kodak to enter into the Merger Agreement, the undersigned agrees and undertakes, in his/her capacity as a stockholder of ENCAD and not in his/her capacity as a director or executive officer of ENCAD, as follows:

               1. The undersigned will vote, or cause to be voted, in favor of adoption of the Merger Agreement all of the shares of ENCAD Common Stock that the undersigned holds of record or beneficially owns on the record date for the vote; provided, however, that nothing in this letter agreement shall obligate the undersigned to exercise any right to acquire shares of ENCAD Common Stock even if the shares acquirable on such exercise are deemed to be beneficially owned by the undersigned. The undersigned retains discretion to vote on all other matters presented to the stockholders of ENCAD.

               2. Prior to the meeting of the stockholders of ENCAD called for the purpose of considering and voting to adopt the Merger Agreement, including any adjournments thereof, the undersigned will not effect or permit any transfer or other disposition of any shares of ENCAD Common Stock held of record or beneficially owned by the undersigned unless, in each case, the transferee thereof agrees in writing to be bound by all of the terms of this letter agreement. In the case of any transfer by operation of law, this letter agreement will be binding upon the transferee without further act or deed. Any transfer or other disposition in violation of the terms of this paragraph 2 will be null and void.

        As used herein, the term "beneficial owner" (and the correlative term "beneficially own") will have the meanings contemplated by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, even if the undersigned disclaims such beneficial ownership as to any shares.

        Nothing in this letter agreement shall limit the undersigned's ability to exercise his fiduciary duties as a director or officer of ENCAD.

The representations, warranties and covenants under this letter agreement shall not survive the closing under the Merger Agreement, and shall terminate (without any further action of the undersigned or Kodak), on the first to occur of (a) the Effective Time (as defined in the Merger Agreement or (b) the termination of the Merger Agreement in accordance with the terms thereof.

        This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

        IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date set forth below.

                                               Very truly yours,


Dated:                    , 2001
      -------------------                     ---------------------------------
                                               Signature


                                              ---------------------------------
                                              Print Name


Accepted and agreed to:

EASTMAN KODAK COMPANY



By:
     ----------------------------
     Its

                                                                      EXHIBIT B

                         [FORM OF AFFILIATES' AGREEMENT]


Eastman Kodak Company
343 State Street
Rochester, New York 14650-0218

Ladies and Gentlemen:

        The undersigned, a holder of shares of the Common Stock, par value $.001 per share ("ENCAD Common Stock"), of ENCAD, Inc., a Delaware corporation ("ENCAD"), is entitled to receive in connection with the merger of a wholly-owned subsidiary of Eastman Kodak Company ("Kodak") with and into ENCAD (the "Merger"), shares of the Common Stock, par value $2.50 per share, of Kodak ("Kodak Common Stock"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of ENCAD within the contemplation of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

        As such, the undersigned's ability to sell, assign or transfer the Kodak Common Stock received by the undersigned in exchange for shares of ENCAD Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from registration is available. The undersigned understands that such exemptions are limited and, to the extent the undersigned felt necessary, the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of paragraph (d) of Rule 145 ("Rule 145(d)").

        The undersigned hereby represents to and covenants with Kodak that the undersigned will not sell, assign or transfer any of the shares of Kodak Common Stock received by it in exchange for shares of ENCAD Common Stock pursuant to the Merger except: (i) pursuant to an effective Registration Statement under the Act; or (ii) in conformity with the volume and other limitations of Rule 145(d); or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Kodak, or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission, is not required to be registered under the Act. In the event of a sale or other disposition pursuant to Rule 145(d), the undersigned will supply Kodak with evidence of compliance with Rule 145(d), in the form of a letter reasonably satisfactory to Kodak.

        The undersigned acknowledges and agrees that appropriate restrictive legends will be placed on certificates representing all of the shares of Kodak Common Stock received by the undersigned in exchange for shares of ENCAD Common Stock pursuant to the Merger; PROVIDED, HOWEVER, that at the request of the undersigned, and upon delivery of an opinion of independent counsel reasonably satisfactory to Kodak to the effect that the shares of Kodak Common Stock held by the undersigned are no longer subject to Rule 145 and delivery of certificates representing such shares, Kodak agrees to cause its transfer agent to deliver replacement certificates therefor which do not bear such legends.

        The undersigned acknowledges that: (i) the undersigned has carefully read this letter agreement and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Kodak Common Stock; and (ii) the receipt by Kodak of this letter agreement is an inducement and a condition to Kodak's obligation to consummate the Merger.

        Kodak agrees that, for so long as the shares of Kodak Common Stock received by the undersigned in the Merger are restricted under Rule 145, Kodak will use commercially reasonable efforts to make available the information specified in clause (c) of Rule 144 under the Act.

        This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

        IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date set forth below.

                                               Very truly yours,


Dated:                    , 2001
      -------------------                     ---------------------------------
                                               Signature


                                              ---------------------------------
                                              Print Name


Accepted and agreed to:

EASTMAN KODAK COMPANY



By:
     ----------------------------
     Its

                                                                       EXHIBIT C

                                    AGREEMENT

         The parties to this Agreement and the Release attached as Exhibit A (collectively, the "Agreement") are DAVID A. PURCELL ("Purcell") and ENCAD, INC. (the "Company").

         In consideration of the mutual covenants and agreements set forth below, and to fully discharge certain rights and obligations between the parties, Purcell and the Company now agree as follows:

         1. EMPLOYMENT THROUGH CLOSING DATE. Effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of November ____, 2001 by and among Eastman Kodak Company, Kodak Acquisition Corp. and the Company (the "Closing Date"), Purcell's employment with the Company shall terminate. Purcell shall receive his final wages or salary for any services rendered prior to the Closing Date according to the Company's regular payroll practices. Except as set forth below, all other benefits of employment with the Company shall cease as of the close of business on the Closing Date, and Purcell hereby unconditionally waives any right to wages or benefits after the Closing Date pursuant to any prior agreement, policy or practice of or with the Company, except that Purcell will remain entitled to deferred compensation as may be payable pursuant to that certain Encad, Inc. Executive Deferred Compensation Plan to the extent that such plan is funded as of the Closing Date. As of the Closing Date, Purcell shall only be entitled to compensation and benefits as provided herein.

         2. LUMP-SUM PAYMENT. In consideration of the mutual covenants and the releases set forth herein, the Company shall make a one time lump-sum payment to Purcell in the gross amount of nine hundred thousand dollars ($900,000), less any deductions required by applicable law. Such payment shall be made no later than thirty (30) days after the Closing Date, but under no circumstances shall such payment be made sooner than seven (7) days after Purcell executes and delivers the Release, as required by Section 5 below, nor shall such payment be made if Purcell revokes such Release pursuant to its terms. Purcell agrees and acknowledges that the sum set forth in this Section 2 is more than that to which he is otherwise presently entitled to receive from the Company.

         3. SPLIT DOLLAR AGREEMENT. With respect to any and all split dollar or other insurance arrangements between Purcell and the Company, including, but not limited to, that certain Executive Life Program Collateral Assignment Split Dollar Agreement dated December 1, 1999, between Purcell and the Company (the "Split Dollar Agreement"):

                  3.1 This Agreement constitutes express written agreement by Purcell and the Company, pursuant to Section (6) of the Split Dollar Agreement, to the termination of the Split Dollar Agreement.

                  3.2 The Company has the right to retain any and all cash amounts held under, and cash surrender values of, the Split Dollar Agreement and any other split dollar or other insurance arrangements concerning Purcell.

                  3.3 It is expressly understood and agreed that the Company shall have no further obligation to fund the Split Dollar Agreement or any other split dollar or other insurance arrangement concerning Purcell.

         4. RELEASE OF BENEFIT CLAIMS. Effective upon the Closing Date, Purcell hereby releases and this Agreement hereby terminates and replaces any and all severance, insurance, split-dollar or other benefit agreements (except for statutorily required benefits upon termination of employment such as COBRA continuation coverage rights, and except for any option acceleration rights granted to Purcell under the Company's 1993 Stock Option/Stock Issuance

Plan, as amended or restated by the Company) concerning Purcell including, but not limited to, the following:

                  4.1 Any and all promises and agreements made under the letter agreement dated February 19, 1997, and amended January 26, 2000, by and between the Company and Purcell (the "Letter Agreement"), including, but not limited to, promises related to severance payments, change-in-control severance payments, lump sum payments of unpaid time off, acceleration of Options (as defined in the Letter Agreement), medical and dental plan coverage and premium reimbursement for Purcell and his spouse, and benefit tax protection (as defined in Part Three, section 5 of the Letter Agreement).

                  4.2 Any and all promises and agreements (including those related to salary and "normal Company benefits") outlined in the July 10, 2000 memorandum from Charles E. Volpe to Purcell regarding continued employment.

                  4.3 Any and all other benefits of employment with the Company, of any kind whatsoever, pursuant to any other agreement, policy or practice of or with the Company.

         5. RELEASE OF ALL OTHER EMPLOYMENT CLAIMS. No later than ten (10) calendar days before the Closing Date, Purcell shall execute and deliver to the Company the Release attached to this Agreement as Exhibit A. In the event that Purcell fails to execute and deliver the Release or revokes the Release, pursuant to its terms, then the Company shall have no obligation to make the lump-sum payment set forth in Section 2 above, and this Agreement shall be null and void in its entirety.

         6. COMPLETE DEFENSE. The Company and Purcell agree that Purcell will refrain from seeking to recover remedial amounts by instituting, prosecuting, filing or processing any lawsuit in connection with any claim or claims released in this Agreement and the Release. Purcell agrees not to accept any award, damages, attorney fees or other remedial amount in the event any other party or agency pursues any claim, charge or proceeding of any kind against the Company. In the event of the commencement or continuation of any action or proceeding in violation of this Agreement and/or the terms of the Release, then this Agreement or the Release may be pleaded as a complete defense to any such action or proceeding, and may be asserted by way of counterclaim or cross-claim in such action or proceeding. If Purcell commences a lawsuit in connection with any claim he has released, Purcell will pay for all costs incurred by the Company, including reasonable attorney's fees, in defending said lawsuit.

         7. MUTUAL NON-DISPARAGEMENT. Purcell agrees that he will not directly or indirectly make, or cause to be made, written or oral statements or other forms of communication derogatory or disparaging to the Company or its parents, subsidiaries, affiliates, officers, directors, shareholders or employees. The Company agrees that it will not authorize any individual to directly or indirectly make, or cause to be made, written or oral statements or other forms of communication derogatory or disparaging to Purcell. Both parties agree to treat the substance of this Agreement as confidential, except where either may need to discuss it with professional advisors or as otherwise required by law.

         8. CONFIDENTIALITY & COMPANY PROPERTY. Purcell agrees that he will not directly or indirectly disclose any confidential records, trade information, employee information, financial information, plans, projections data, formulae, specifications and other trade secrets of the Company to any person outside of employees of the Company, including former employees of the Company, or any affiliated or related company, or use any such information for any purpose except pursuant to a valid court order. All records, files, disks, data, employee information, drawings, documents, models, equipment and the like relating to the businesses of the Company, which Purcell has used, prepared or come in contact with during his employment by the Company shall be and remain the sole property of the Company and shall not be removed from the premises of the Company without its written consent provided, however, that Purcell will be allowed to retain the following Company equipment, as his personal property: one (1) Power PC Mac; one (1) Toshiba laptop computer; one (1) Epson printer; one (1) Polycom speakerphone; and one (1) cellular telephone. Purcell agrees that, with the exception of the equipment described immediately above, any Company property which he has in his possession, and all copies thereof, will be returned to the Company immediately. Purcell understands that any breach or threatened breach of this provision cannot be remedied solely by the recovery of damages, and agrees that in the event of any such breach or threatened breach the Company may pursue both injunctive relief and any and all other remedies available at law or in equity.

         9. NON-SOLICITATION. Purcell agrees that, for a period of two (2) years after the Closing Date, he will not:

                  9.1 Solicit or in any manner encourage, either directly or indirectly, any employee or consultant of the Company to leave the Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between the Company and its current or prospective employees or consultants.

                  9.2 Induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or other business affiliate and the Company.

         10. NON-COMPETITION. Purcell understands and agrees that both this Agreement as well as the transactions contemplated by that certain Agreement and Plan of Merger dated as of November ____, 2001 by and among Eastman Kodak Company, Kodak Acquisition Corp. and the Company constitute the sale or disposition of Purcell's shares in the Company within the meaning of California Business and Professions Code Section 16601. Therefore, in consideration of the various covenants and obligations of the Company pursuant to this Agreement and the other agreements described above, for a period of one (1) year following the Closing Date (the "Restrictive Period") Purcell shall not (either directly or indirectly as an employee, partner, officer, consultant, shareholder or otherwise of any corporation, governmental body, individual, partnership, limited liability company, trust or other entity) promote, distribute or sell any product or service or engage in any business activity that is the same as, substantially similar to or otherwise competitive with the business conducted by the Company and its subsidiaries as of the Closing Date, that business being the design, development, manufacture and marketing of wide-format color inkjet printer systems. Purcell understands and agrees that in view of the Company's worldwide business interests, this limitation similarly applies on a worldwide basis and that such worldwide limitation is reasonable and necessary.

         11. EQUITABLE REMEDIES. Purcell understands and agrees that the covenants of non-disparagement, confidentiality, non-solicitation and non-competition set forth in sections 7, 8, 9 and 10 are material inducements for the making of this Agreement, and that, for the breach thereof, the Company will be entitled to pursue legal and equitable remedies, including without limitation, the right to both recover damages and seek injunctive relief.

         12. ENTIRE AGREEMENT. There are no oral agreements in connection with this Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct. This Agreement may be modified or amended only by a writing expressly referring to this Agreement and executed by both Purcell and a director of the Company.

         13. SAVINGS CLAUSE. If any provision of this Agreement or the Release as applied to Purcell or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision of this Agreement or the Release, or the enforceability or invalidity of this Agreement or the Release as a whole. Should any provision of this Agreement or the Release become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable, and thereafter enforced as so amended. If such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement or the Release shall continue in full force and effect.

         14. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to its principles of conflicts of laws.

         15.      MISCELLANEOUS MATTERS.

                  15.1 No course of action or failure to act by the Company or Purcell shall constitute a waiver by the Company or Purcell, as applicable, of any right or remedy under this Agreement, and no waiver by the Company or Purcell of any right or remedy under this Agreement shall be effective unless made in writing.

                  15.2 The headings of the sections and paragraphs in this Agreement are for convenience only and shall not affect its construction.

                  15.3 This Agreement may be signed by the parties in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Dated:  November _____, 2001

                                      ENCAD, INC.

                                      By:


-----------------------------         ----------------------------
DAVID A. PURCELL

                                                                     EXHIBIT D


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, including the covenants and agreements set forth in the Appendices attached hereto (collectively, the "Agreement"), is made by and between ENCAD, INC., a Delaware corporation having an office at 6059 Cornerstone Court West, San Diego, California 92121 (the "Company") and TERRY E. VANDEWARKER, an individual residing at 1651 Vladic Lane, Escondido, California 92027 (the "Employee").

         WHEREAS, the Company is engaged in the business of the design, development, manufacture and marketing of wide-format color inkjet printer systems; and

         WHEREAS, the Company desires to employ the Employee as its President, and the Employee desires to accept such employment with the Company upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Employee agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment, as the President of the Company upon the terms and conditions set forth in this Agreement.

         2. "AT-WILL" EMPLOYMENT STATUS. The Employee's employment with the Company is for no specified term and constitutes an "at-will" employment relationship. Notwithstanding any other provision of this Agreement, either the Employee or the Company may terminate the Employee's employment at any time for any reason whatsoever, or for no reason, with or without advance notice.

         3. DUTIES. While employed by the Company, the Employee shall serve as the President of the Company, and will have such responsibilities, duties and authorities, and render such services of an executive and administrative character to the Company and its affiliates, as the Chief Executive Officer of the Company (the "CEO") may from time to time direct. The Employee will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the term of this Agreement, he will not engage in any other business activity or have any business pursuits or interests except activities or interests which the CEO has determined, in his reasonable judgment, after notice by the Employee, do not conflict with the business of the Company and its affiliates or interfere with the performance of the Employee's duties hereunder. The Employee agrees to perform his duties and discharge his responsibilities in a diligent, efficient and faithful manner and to the best of his ability, and to use his best efforts to promote the interests of the Company. The Employee agrees to abide by the various policies, procedures, rules and practices established by the Company as such policies currently exist or in the future may be adopted, modified, or terminated by the Company in its sole discretion. The Company reserves the right from time to time to assign to the Employee additional duties and responsibilities.

         4.       COMPENSATION.

                  (a) BASE COMPENSATION. So long as the Employee is employed by the Company hereunder, the Company agrees that the Employee shall receive an annual base salary (the "Base Salary"), payable in equal bi-weekly installments according to the Company's regular payroll schedule and practices. The initial amount of the base salary shall be $290,125. The Employee's performance and role will be reviewed, and his Base Salary may be modified, as provided by the Employer's policies and practices. The Employee's Base Salary for any partial year of employment will be prorated based upon the number of days elapsed in such year during which services were actually performed by the Employee (including periods of approved absence due to vacation).

                  (b) SIGNING BONUS. In addition to the Base Salary, the Employee may be awarded a one time signing bonus (the "Signing Bonus") in the amount of $200,000. The Employee shall be eligible to receive the Signing Bonus if he is employed by the Company on the day after the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of November 14, 2001 by and among Eastman Kodak Company, Kodak Acquisition Corp. and the Company (the "Merger Agreement").

                  (c) RETENTION BONUS. In addition to the Base Salary and the Signing Bonus, if any, the Employee may be awarded a one time retention bonus (the "Retention Bonus") in the amount of $400,000. The Employee shall be eligible to receive the Retention Bonus if he remains employed by the Company for the full, consecutive twelve (12) month period following the consummation of the transactions contemplated by the Merger Agreement (the "Anniversary Date") plus one business day. The Retention Bonus shall be payable as soon as practical after the Anniversary Date, but no later than thirty (30) days after the Anniversary Date.

                  (d) PERFORMANCE BONUS. In addition to the Base Salary, the Signing Bonus and the Retention Bonus, if any, the Employee may be awarded a performance bonus (the "Performance Bonus") in the sole discretion of the CEO.

                  (e) WITHHOLDING. The Company shall deduct or withhold from the Base Salary, any Signing Bonus, any Retention Bonus, any Performance Bonus and from all other payments made to the Employee pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including, but not limited to, Social Security contributions and income tax withholdings).

                  (f) CHARACTERIZATION OF SIGNING AND RETENTION BONUSES. The parties acknowledge that the Signing Bonus and the Retention Bonus are being provided to the Employee in connection with the provision of future services to the Company, and will not be characterized by the Company as severance payments for any purpose.

         5. OTHER BENEFITS. For so long as the Employee is employed by the Company hereunder, he shall be entitled to receive the following benefits in addition to the Base Salary:

                  (a) The Employee shall be entitled to participate in any retirement plan or plans adopted by the Board for employees of the Company, as such plan or plans may be amended or modified by the Board in its sole discretion from time to time.

                  (b) The Employee shall be entitled to participate in and shall be eligible to receive benefits to the extent provided by any health and medical insurance plans and policies maintained by the Company for its employees, as such plans and policies may be amended or modified by the Company in its sole discretion from time to time.

                  (c) The Employee shall be eligible to receive benefits to the extent provided by the Severance Benefit Agreement attached hereto as Appendix A, and such agreement is incorporated herein by reference.

                  (d) The Employee shall be entitled to participate in and shall be eligible to receive benefits to the extent provided by other fringe benefit plans or policies, if any, provided to employees of the Company, as such plans or policies may be amended or modified by the Company in its sole discretion from time to time. Notwithstanding the foregoing, during the first twelve (12) months following the effective date of this Agreement the Company shall not reduce the Employee's existing automobile allowance.

         6. REIMBURSEMENT FOR EXPENSES. The Company shall reimburse the Employee for reasonable expenses that the Employee may from time to time reasonably incur on behalf of or at the request of the Company in the performance of his responsibilities and duties under this Agreement; provided, however, that the Employee shall be required to account to the Company for such expenses in the manner prescribed by the Company.

         7. PROPRIETARY INFORMATION. In consideration of his employment with the Company under the terms set forth in this Agreement, the Employee shall execute and be bound by the terms of the Employee Proprietary Information Agreement attached hereto as Appendix B, and such agreement is incorporated herein by reference.

         8. REMEDIES. The Employee: (a) acknowledges that his failure to comply with any provision of the Employee Proprietary Information Agreement, attached hereto as Appendix B, will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order and/or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages).

         9.       MISCELLANEOUS.

                  (a) FAILURE, DELAY OR WAIVER. No course of action or failure to act by the Company or the Employee shall constitute a waiver by the Company or the Employee, as applicable, of any right or remedy under this Agreement, and no waiver by the Company or the Employee of any right or remedy under this Agreement shall be effective unless made in writing.

                  (b) PARTIAL INVALIDITY AND SEVERABILITY. Whenever possible, this Agreement and each provision, paragraph, subparagraph and any other portion hereof shall be interpreted in such manner as to be legally effective, valid and enforceable, but if this Agreement or any provision, paragraph, subparagraph or any other portion hereof is adjudged by a court of competent jurisdiction to be void or unenforceable, in whole or in part, for any reason whatsoever, any such provision, paragraph, subparagraph or any other portion of this Agreement adjudged to be unenforceable shall be severed, but only to the extent necessary to make enforceable the otherwise unenforceable Agreement, provision, paragraph, subparagraph, or any other portion of this Agreement. Notwithstanding the foregoing, however, where this Agreement or any provision, paragraph, subparagraph or any other portion hereof is adjudged by a court of competent jurisdiction to be void or unenforceable, in whole or in part, for any reason whatsoever, any such Agreement, provision, paragraph, subparagraph or any other portion of the Agreement adjudged to be void or unenforceable shall be reformed by the court or by written agreement of the parties to make enforceable the otherwise unenforceable Agreement, provision, paragraph, subparagraph, or any other portion of the Agreement where and to the extent that reformation in lieu of partial or total invalidation and severance would more fully effect the parties' intent, insofar as enforceable, as expressed herein. No total or partial severance or reformation effected pursuant to this section shall affect the validity of the remainder of the Agreement, including the validity of any other provision, paragraph, subparagraph or any other portion of the Agreement, and the Agreement, as severed or reformed, shall be fully enforceable as if it constituted the original Agreement of the parties as stated herein.

                  (c) NOTICES. Any notice provided for in this Agreement must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified first class mail, prepaid with return receipt requested or (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated:

                           To the Company:

                           Encad, Inc.
                           6059 Cornerstone Court West
                           San Diego, California 92121
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Eastman Kodak Company
                           343 State Street
                           Rochester, New York  14650-0218
                           Attention:  President, Commercial Imaging Group

                           To the Employee:

                           Terry E. Vandewarker
                           1651 Vladic Lane
                           Escondido, California 92027
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given (a) on the date such notice is personally delivered, (b) three (3) days after the date of mailing if sent by certified or registered mail, or (c) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier.

                  (d)      CONSENT TO JURISDICTION.

                           (i)      The Employee and the Company hereby
irrevocably submit to the nonexclusive jurisdiction of any United States federal or California State court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement. The Employee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection he may now or hereafter have as to personal jurisdiction, the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

                           (ii)     The Employee irrevocably and unconditionally
consents to the service of process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to him, by certified mail, return receipt requested at the address set forth in Section 9(c), above.

                  (e) ENTIRE AGREEMENT. There are no oral agreements in connection with this Agreement. This Agreement, including all Appendices attached hereto, constitutes the entire agreement of the parties hereto and supersedes any and all prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to that certain letter agreement dated January 21, 2000, and amended March 14, 2001, describing certain severance benefits offered to the Employee. This Agreement may not be terminated, modified or amended orally or by any course of conduct. This Agreement may be modified or amended only by a writing expressly referring to this Agreement and executed by both the Employee and a director of the Company.

                  (f) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal domestic laws of the State of California without regard to principles of conflicts of laws.

                  (g) NON-ASSIGNABILITY. This Agreement is personal to the Employee and may not be assigned by him.

                  (h) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and, if permitted, assigns.

                  (i) WAIVER OF JURY TRIAL. THE EMPLOYEE AND THE COMPANY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

                  (j) PARAGRAPH HEADINGS. Headings and subheadings herein are for convenience of reference only and are not of substantive effect.

         10. EFFECTIVE DATE OF AGREEMENT. This Agreement, including the covenants and the agreements set forth in the Appendices attached hereto, shall become effective and the binding obligation of each of the parties hereto only upon the consummation of the transactions contemplated by the Merger Agreement. In the event that the transactions contemplated by the Merger Agreement are not consummated, then this Agreement, including the covenants and the agreements set forth in the Appendices attached hereto, shall be null and void. In the event that the Employee's employment terminates before the consummation of the transactions contemplated by the Merger Agreement, then the Employee shall be entitled to continued compensation and benefits, if any, solely as provided by the terms of the applicable agreement, policy or plan of the Company in effect as of the date of such termination.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written, as conclusive evidence of their acceptance of the terms and conditions of this Agreement.


                                   ENCAD, INC.


                                   By:     ____________________________________


                                   Title:  ____________________________________




                                   --------------------------------------------
                                               TERRY E. VANDEWARKER